                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-43862

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 12, 2001)

                                  $200,000,000

                         WADDELL & REED FINANCIAL, INC.

                       7 1/2% NOTES DUE JANUARY 18, 2006

                                  -----------

    We will pay interest on the notes on January 18 and July 18 of each year beginning July 18, 2001. The notes will mature on January 18, 2006. We will not redeem the notes before maturity.

    We expect the notes to be rated "Baa2" by Moody's Investor's Service Inc. and "BBB" by Standard & Poor's Ratings Group.

    The notes will be unsecured and will rank equally with our other unsecured senior indebtedness. We will issue the notes only in registered form in denominations of $1,000 and integral multiples thereof.

    INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT.

                                 --------------

                                                              PER NOTE          TOTAL
                                                              --------          -----
Public offering price(1)....................................  99.607%        $199,214,000
Underwriting discount.......................................      .6%          $1,200,000
Proceeds, before expenses, to Waddell & Reed................  99.007%        $198,014,000

    (1) Plus accrued interest from January 18, 2001, if settlement occurs after that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 18, 2001.

                                ---------------

MERRILL LYNCH & CO.

             JP MORGAN

                      MORGAN STANLEY DEAN WITTER

                                                                   STEPHENS INC.

                                   ---------

          The date of this prospectus supplement is January 12, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

Risk Factors................................................     S-4
Use of Proceeds.............................................     S-7
Capitalization..............................................     S-7
Selected Consolidated Financial Data........................     S-8
Management's Discussion and Analysis of Financial Conditions
  and Results of Operations.................................     S-9
Business....................................................    S-20
Description of the Notes....................................    S-28
Underwriting................................................    S-30
Validity of the Notes.......................................    S-32
Index To Consolidated Financial Statements..................     F-1

                                   Prospectus

Summary.....................................................       1
Where you can find more information about the Company and
  Waddell & Reed Capital Trust I............................       2
Forward-Looking Statements..................................       3
The Company.................................................       5
Ratio of Earnings to Fixed Charges..........................       6
Use of Proceeds.............................................       6
Waddell & Reed Capital Trust I..............................       6
Description of Senior Debt Securities.......................       9
Description of Junior Subordinated Debt Securities..........      15
Description of Warrants.....................................      20
Description of Capital Stock................................      22
Description of the Trust Preferred Securities...............      29
Description of the Preferred Securities Guarantees..........      32
Effect of obligations under the Junior Subordinated Debt
  Securities and the Preferred Securities Guarantee.........      35
Plan of Distribution........................................      36
Legal Matters...............................................      37
Experts.....................................................      37

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in considering your investment in the notes. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and that the information in the accompanying prospectus is accurate only as of the date on the first page of the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

    When used in this prospectus supplement, the terms "we," "our", "us" and "Waddell & Reed" refer to Waddell & Reed Financial, Inc., unless the context otherwise requires.

                                  RISK FACTORS

    Potential investors should carefully consider the risk factors set forth below and the other information in this prospectus supplement and the accompanying prospectus and in any documents incorporated herein and therein by reference, before making an investment decision.

THERE MAY BE ADVERSE EFFECTS ON OUR REVENUES, EARNINGS AND PROSPECTS IF THE SECURITIES MARKETS DECLINE.

    Our results of operations are affected by certain economic factors, including the level of the securities markets. We benefited from the favorable performance of the securities markets in recent years which attracted a substantial increase in investments in the securities markets. The securities markets have declined in recent months, however, and the continuation of adverse market conditions or continued volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our revenues, earnings and growth prospects. Because our revenues are, to a large extent, based on the value of assets under management, a decline in the value of these assets adversely affects our revenues. Our growth is dependent to a significant degree upon our ability to attract and retain mutual fund assets and, in an adverse economic environment, this may prove difficult. Our growth rate has varied from year to year and there can be no assurance that the average growth rates sustained in the recent past will continue.

THERE MAY BE ADVERSE EFFECTS ON OUR REVENUES AND EARNINGS IF OUR FUNDS' PERFORMANCE DECLINES.

    Success in the investment management and mutual fund businesses is dependent on the investment performance of client accounts. Good relative performance stimulates sales of the shares of the 43 mutual fund portfolios (the "Funds") for which we are the exclusive underwriter and distributor and tends to keep redemptions low. Sales of the Funds' shares in turn generate higher management fees and distribution revenues. Good relative performance also attracts private separately managed accounts. Conversely, poor relative performance results in decreased sales, increased redemptions of the Funds' shares, and the loss of private separately managed accounts, resulting in decreases in revenues. Failure of our Funds to perform well could, therefore, have a material adverse effect on our revenues and earnings.

THERE MAY BE AN ADVERSE EFFECT ON OUR BUSINESS IF OUR INVESTORS REMOVE THE ASSETS WE MANAGE ON SHORT NOTICE.

    A substantial majority of our revenues are derived from investment management agreements with our Funds that are terminable on 60 days notice. Each investment management agreement must be approved and renewed annually by the disinterested members of each Fund's board or its shareholders. Some of these investment management agreements may be terminated or not renewed, and new agreements may be unavailable. In addition, mutual fund investors may redeem their investments in the Funds at any time without any prior notice. Investors can terminate their relationship with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

WE FACE INCREASED COMPETITION IN HIRING AND RETAINING KEY PERSONNEL AND SALES FORCE.

    Our continued success depends to a substantial degree on our ability to attract and retain qualified personnel to conduct our fund management and investment advisory business. The market for qualified fund managers, investment analysts, and financial advisors is extremely competitive and has grown more so in recent periods because of the growth in the industry. We are dependent on our sales force to sell our mutual funds and other investment products. Our growth prospects will be directly affected by the quality and quantity of financial advisors we are able to successfully recruit and retain. There can be no assurances that we will be successful in our efforts to recruit and retain the required personnel.

WE FACE STRONG COMPETITION FROM NUMEROUS AND SOMETIMES LARGER COMPANIES.

    We compete with stock brokerage and investment banking firms, insurance companies, banks, online and Internet investment sites and other financial institutions. Many of these companies not only offer mutual fund investments and services but also offer other financial products and services. Many of our competitors have more products and product lines, services, and may also have substantially greater assets under management. Many larger mutual fund complexes have developed relationships with brokerage houses with large distribution networks, which may enable these fund complexes to reach broader client bases. In recent years, there has been a trend of consolidation in the mutual fund industry resulting in stronger competitors with greater financial resources than us. There has also been a trend toward online Internet financial services. If existing customers stop investing with us and instead invest with our competitors, or if potential customers decide to invest with our competitors, it would cause our market share, revenues and income to decline.

POTENTIAL MISUSE OF FUNDS AND INFORMATION IN THE POSSESSION OF OUR ADVISORS COULD RESULT IN LIABILITY TO OUR CLIENTS.

    Our financial advisors handle a significant amount of funds and financial and personal information for our clients. Although we have implemented a system of controls to minimize the risk of fraudulent taking or misuse of funds and information, there can be no assurance that our controls will be adequate or that a taking or misuse by our employees can be prevented. We could have liability in the event of a taking or misuse by our employees and we could also be subject to regulatory sanctions. Although we believe that we have adequately insured against these risks, there can be no assurance that our insurance will be maintained or that it will be adequate to meet any future liability.

REGULATORY RISK IS SUBSTANTIAL IN OUR BUSINESS.

    Our investment management business is heavily regulated. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation of licenses. Noncompliance with applicable laws or regulations would adversely effect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our operations, revenues and earnings.

THE TERMS OF OUR CREDIT FACILITY IMPOSE RESTRICTIONS ON OUR OPERATIONS. THERE ARE NO ASSURANCES WE WILL BE ABLE TO RAISE ADDITIONAL CAPITAL.

    We have entered into a 364-day revolving credit facility with various banks for a total of $220 million. The facility is expandable to $330 million, whereby the banks could, at their option upon our request, increase the loans by $110 million. At September 30, 2000, there was $45 million outstanding under this line of credit. In August of 2000, we also began utilizing a money market loan program, which functions similarly to commercial paper. At September 30, 2000, there was $155 million outstanding under the money market loan program. The terms and conditions of the revolving credit facility and money market loan program impose restrictions that affect, among other things, our ability to incur debt, make capital expenditures, merge, sell assets, make distributions, or create or incur liens. Availability of our credit facility is also subject to certain financial covenants. Our ability to comply with the covenants can be affected by events beyond our control and there can be no assurance that we will achieve operating results that comply with the provisions of the credit agreement. A breach of any of these covenants could result in a default under our credit facility. In the event of a default, the banks could elect to declare the outstanding principal amount of our credit facility, all interest thereon and all other amounts payable under our credit facility to be immediately due and payable.

    Our ability to satisfy our debt obligations will depend upon our future operating performance, which will be affected by prevailing economic, financial and business conditions and other factors, some of which are beyond our control. We anticipate that borrowings from our existing revolving credit facility, or the refinancing of our revolving credit facility, and cash provided by operating activities, will provide sufficient funds to finance anticipated development plans, meet our operating expenses and service our debt requirements as they become due. However, in the event that we require additional capital, there can be no assurance that we will be able to raise such capital when needed or on satisfactory terms, if at all. Also, there can be no assurance that we will be able to refinance our current credit facility upon its maturity or on favorable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

SYSTEMS FAILURE MAY DISRUPT OUR BUSINESS.

    Our business is highly dependent on communications and information systems, including our mutual fund transfer agency system maintained by a third-party service provider. We are highly dependent on our ability to process a large number of transactions on a daily basis, and also on the proper functioning of computer systems of third parties. We rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If our systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war or otherwise will not occur, or that back-up procedures and capabilities in the event of any failure or interruption will be adequate.

THE RESTRUCTURING OF OUR MUTUAL FUND PRODUCTS TO ENHANCE OUR COMPETITIVENESS AND DISTRIBUTION CHANNELS MAY NOT BE SUCCESSFUL.

    In October 1999 and July 2000, we restructured our mutual fund products by offering additional classes of mutual fund shares, closing non-industry standard classes and adding new Funds in an effort to enhance our competitiveness and strategic distribution alternatives and favorably impact our distribution margin. We anticipate that the product restructuring will result in our product line (1) being more consistent with the industry, (2) providing our clients with more choices and greater value and (3) accommodating additional changes for strategic distribution flexibility. There can be no assurances that the restructuring of our mutual fund products will enhance our competitiveness and distribution channels or that it will favorably impact our distribution margin.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

    The notes are obligations exclusively of Waddell & Reed Financial, Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the notes that we are selling in this offering will be approximately $197.6 million, after deducting the underwriting discount and estimated expenses of this offering. The net proceeds will be used to repay Waddell & Reed's short-term debt and for general corporate purposes. The short-term debt was incurred for general corporate purposes and acquisitions. As of September 30, 2000, Waddell & Reed had outstanding approximately $200.3 million of short-term debt. The average interest rate for Waddell & Reed's short-term credit facilities during the third quarter of 2000 was 7.2%.

    Pending the application of the net proceeds, we expect to invest the net proceeds from the sale of the notes in short-term interest-bearing securities.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization and short-term debt as of September 30, 2000, (1) on a historical basis, and (2) as adjusted to give effect to the issuance and sale of the notes offered hereby, net of our estimated offering expenses and underwriting discounts, and the application of such proceeds. You should read this table together with our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement or in the prospectus or incorporated by reference into this prospectus supplement or the prospectus.

                                                              SEPTEMBER 30, 2000
                                                              -------------------
                                                                            AS
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                (IN THOUSANDS)
Short-term debt.............................................  $200,341      2,777
Long-term liabilities.......................................    13,131     13,131
7 1/2% Notes offered hereby.................................        --    199,214
                                                              --------   --------
Total long-term liabilities.................................    13,131    212,345
                                                              --------   --------
Stockholders' equity........................................   127,217    127,217
                                                              --------   --------
Total capitalization........................................  $340,689   $342,339
                                                              ========   ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data at the dates and for the periods indicated. Selected financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus supplement.

                                                FOR THE NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,
                                                    (UNAUDITED)                     FOR THE YEARS ENDED DECEMBER 31,
                                              -----------------------   ---------------------------------------------------------
                                                 2000         1999        1999        1998        1997        1996        1995
                                              ----------   ----------   ---------   ---------   ---------   ---------   ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE AND FINANCIAL ADVISORS DATA)
Revenues from:
  Investment management.....................  $  190,725      124,114     178,612     137,823     117,784     101,466      85,289
  Underwriting and distribution.............     150,872       94,056     126,318     106,615      89,427      85,837      70,393
  Shareholder service.......................      38,836       30,716      41,525      33,808      30,763      28,378      23,527
                                              ----------   ----------   ---------   ---------   ---------   ---------   ---------
  Revenues excluding investment and other
    income..................................     380,433      248,886     346,455     278,246     237,974     215,681     179,209
  Total revenues............................     388,443      256,447     356,657     287,289     241,772     220,976     183,504
Net income..................................     104,367       69,452      81,767      83,735      70,292      66,700      53,501
Net income excluding
  special items(1)..........................     104,367       69,452      96,382      88,060      70,276      64,174      50,975
Retail investment product sales.............   2,240,284    1,611,987   2,149,842   1,827,526   1,518,257   1,505,100   1,187,609
Financial advisors (end of period)..........       2,713        2,483       2,611       2,370       2,160       2,010       2,335
Financial advisors (average)................       2,578        2,392       2,432       2,175       2,072       2,072       2,251
Investment product sales-retail per
  advisor...................................         869          674         884         840         733         726         528
Earnings before interest, taxes,
  depreciation and amortization(1)..........  $  187,976      119,946     167,530     147,651     119,333     109,968      89,524

                                                       AS OF
                                                   SEPTEMBER 30,                           AS OF DECEMBER 31,
                                              -----------------------   ---------------------------------------------------------
                                                 2000         1999        1999        1998        1997        1996        1995
                                              ----------   ----------   ---------   ---------   ---------   ---------   ---------
                                                                                 (IN MILLIONS)
Assets under management.....................  $   40,020       30,746      37,302      27,744      23,417      19,070      18,489
Balance sheet data:
  Goodwill..................................         169          114         113          96          99         102         105
  Total assets(2)...........................         410          364         335         327         447         429         284
  Short term debt...........................         200          155         125          40           0           0           0
  Total liabilities(3)......................         283          238         209         120         677         197          65

------------------------------

(1) Excludes a write-off of of $19.0 million relating to restructuring mutual fund products and a loss of $4.6 million from the sale of real estate properties, combined net of taxes of $14.6 million, in 1999. Excludes impact of interest relating to notes with Torchmark Corporation ("Torchmark"), which were prepaid with proceeds from our initial public offering, for 1998, 1997, 1996, and 1995.

(2) Includes amounts due from Torchmark of $0, $0, $192.7, $184.5, and $57.2 million for 1999, 1998, 1997, 1996, and 1995, respectively.

(3) Includes amounts due to Torchmark of $0, $0, $611.6, $126.6, and $13.6 million for 1999, 1998, 1997, 1996, and 1995, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THIS ITEM INCLUDES STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS SUPPLEMENT REGARDING OUR FINANCIAL POSITION, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS SUPPLEMENT ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF, AND WE ASSUME NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT THE ASSUMPTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT OR THAT WE WILL TAKE ANY ACTIONS THAT MAY PRESENTLY BE PLANNED. CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS ARE DISCLOSED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS SUPPLEMENT, WHICH INCLUDE, WITHOUT LIMITATION, THE ADVERSE EFFECT FROM A DECLINE IN SECURITIES MARKETS OR IF OUR PRODUCTS' PERFORMANCE DECLINES, FAILURE TO RENEW INVESTMENT MANAGEMENT AGREEMENTS, ADVERSE RESULTS OF LITIGATION, COMPETITION, CHANGES IN GOVERNMENT REGULATION AND AVAILABILITY AND TERMS OF CAPITAL. ALL SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH FACTORS.

    The following should be read in conjunction with the "Selected Consolidated Financial Data" and our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus supplement.

RESULTS OF OPERATIONS

OVERVIEW

    We derive our revenues primarily from providing investment management, distribution and administrative services to the Funds and separately managed accounts. Investment management fees, our most substantial source of revenue, are based on the amount of assets under management and are affected by sales levels, financial market conditions, redemptions and the composition of assets. Underwriting and distribution revenues consist of sales charges and commissions derived from sales of investment and insurance products and distribution fees. The products sold have various sales charge structures and the revenues received from sales of products vary based on the type and amount sold. Rule 12b-1 distribution fees earned for distributing shares of certain mutual funds are based upon a percentage of assets and fluctuate based on sales, redemptions, and financial market conditions. Service fees include transfer agency fees, custodian fees for retirement plan accounts and portfolio accounting fees.

    In June of 1999, the Funds' boards of directors approved the proposal to restructure the management fee arrangements of the Funds. This restructuring replaced the group fee structure and specific fund add-on fee with a specific fee schedule for each Fund. The Funds' fee schedules include breakpoints at which fee rates decline as assets increase. These schedules more closely conform with others in the mutual fund industry and, as of September 30, 2000, it had a favorable impact on our overall management fee rate of approximately .08% of mutual fund assets under management.

    On August 9, 1999, we acquired Austin Calvert & Flavin, Inc. ("ACF"), a privately-held investment management firm based in San Antonio, TX. ACF manages investments for trusts, high net worth families and individuals, and pension plans of corporations, hospitals, schools, labor unions, endowments and foundations.

    In October of 1999, we restructured our Advisors Funds and the W&R Funds. Commencing October 4, 1999, the Advisors Funds began offering Class B shares ("back-end sales charge shares") and Class C shares ("level sales charge shares"). These were in addition to the already offered Class A shares ("front-end sales charge shares") and Class Y shares ("institutional shares"). Concurrently, the W&R Funds began offering Class C shares ("level sales charge shares"). These were in addition to the already offered Class Y shares ("institutional shares"). At the same time, the W&R Funds' Class B shares were no longer offered for new sales due to their non-industry standard structure. The existing W&R Funds' Class B shares converted to W&R Fund Class C shares in the first quarter of 2000. Upon conversion of the W&R Funds' Class B shares, no contingent deferred sales charges were collected for any converted share redemptions. As a result of the discontinuation of the W&R Funds' Class B shares, we wrote off $19.0 million (on a pretax basis) of deferred acquisition costs in the fourth quarter of 1999. We expect that this restructuring of shares will enhance competitiveness and strategic distribution alternatives.

    On February 23, 2000, we declared a three-for-two stock split on our Class A and Class B common stock payable on April 7, 2000 to stockholders of record as of March 17, 2000. All per-share and share-outstanding data in the consolidated financial statements and related notes have been restated to reflect the stock split for all periods presented.

    On March 31, 2000, we acquired The Legend Group ("Legend"), a privately held mutual fund distribution and retirement planning company based in Palm Beach Gardens, Florida. Through its network of 298 financial advisors, Legend serves employees of school districts and other not-for-profit organizations nationwide.

    In July of 2000, we renamed our two retail mutual fund families. The United Funds family was renamed the "Waddell & Reed Advisors Funds". This family of funds will continue to be available for sale only through Waddell & Reed's proprietary sales force. Concurrently, the Waddell & Reed Funds family was renamed the "W&R Funds". We plan to make this family of funds available for sale through both Waddell & Reed's proprietary sales force and selected third-party distribution channels. At the same time as we renamed our fund families, we added W&R Funds' Class A and Class B shares to the existing Class C and Class Y shares.

    On October 23, 2000, we executed an agreement with Nationwide Financial to provide a broad span of private label insurance and retirement products for use by Waddell & Reed, Inc.'s financial advisors. The selection of Nationwide Financial to provide insurance and retirement products increases the breadth and competitiveness of such products available to its financial advisors. Nationwide Financial has developed for distribution by our investment advisors two variable annuities, a flexible-premium variable universal life product, a survivorship life product, and a qualified group retirement plan. United Investors Life Insurance Company, a subsidiary of Torchmark Corporation and formerly an affiliate of the Company ("UILIC"), also provides insurance products for the Company.

    During the fourth quarter of 2000, the S&P 500 index, a broad measure of stock market valuation, declined 8.1%. This is likely to impact firms in the asset management industry, including our own, and effect our investment management fees and our investment product sales growth during the quarter. Because of our advice-based, retirement-focused business model, we historically have been less impacted by market volatility than the industry in general and expect, but can not assure, this will hold true in the current case.

SUMMARY OF OPERATING RESULTS

                                              FOR THE NINE MONTHS ENDED                      FOR THE YEAR ENDED
                                      -----------------------------------------   -----------------------------------------
                                        SEPTEMBER 2000        SEPTEMBER 1999         DECEMBER 1999         DECEMBER 1998
                                      -------------------   -------------------   -------------------   -------------------
                                                     (UNAUDITED)
                                                   % OF                  % OF                  % OF                  % OF
                                       AMOUNT    REVENUE     AMOUNT    REVENUE     AMOUNT    REVENUE     AMOUNT    REVENUE
                                      --------   --------   --------   --------   --------   --------   --------   --------
                                                                        ($ IN THOUSANDS)
OPERATING REVENUES:
  Investment management fees........  $190,725     49.1%    124,114      48.4%     178,612     50.1%    137,823      48.0%
  Underwriting and distribution
    fees............................   150,872     38.8      94,056      36.7      126,318     35.4     106,615      37.1
  Shareholder service fees..........    38,836     10.0      30,716      12.0       41,525     11.6      33,808      11.8
                                      --------              -------               --------              -------
  Total operating revenues..........   380,433     97.9     248,886      97.1      346,455     97.1     278,246      96.9
  Investment and other revenues.....     8,010      2.1       7,561       2.9       10,202      2.9       9,043       3.1
                                      --------              -------               --------              -------
  Total revenues....................   388,443    100.0     256,447     100.0      356,657    100.0     287,289     100.0
OPERATING EXPENSES:
  Underwriting and distribution.....   136,746     35.2      92,947      36.3      124,938     35.1      99,575      34.6
  Compensation and related costs....    42,550     11.0      29,734      11.6       44,944     12.6      31,512      11.0
  General and administrative........    21,171      5.5      13,820       5.4       19,245      5.4       8,551       3.0
  Amortization of goodwill..........     3,977      1.0       2,297       0.9        3,224      0.9       2,903       1.0
  Depreciation......................     2,433      0.6       1,613       0.6        2,162      0.6       1,892       0.7
                                      --------              -------               --------              -------
  Total operating expense(1)........   206,877     53.3     140,411      54.8      194,513     54.6     144,433      50.3
OTHER ITEMS:
  Interest expense..................    10,825      2.7       3,910       1.5        6,546      1.8         704       0.2
                                      --------              -------               --------              -------
  Total expense.....................   217,702     56.0     144,321      56.3      201,059     56.4     145,137      50.5
                                      --------              -------               --------              -------
  Income before affiliated items and
    income taxes(1).................  $170,741     44.0%    112,126      43.7%     155,598     43.6%    142,152      49.5%

                                      FOR THE YEAR ENDED
                                      -------------------
                                         DECEMBER 1997
                                      -------------------

                                                   % OF
                                       AMOUNT    REVENUE
                                      --------   --------
                                       ($ IN THOUSANDS)
OPERATING REVENUES:
  Investment management fees........  117,784      48.7%
  Underwriting and distribution
    fees............................   89,427      37.0
  Shareholder service fees..........   30,763      12.7
                                      -------
  Total operating revenues..........  237,974      98.4
  Investment and other revenues.....    3,798       1.6
                                      -------
  Total revenues....................  241,772     100.0
OPERATING EXPENSES:
  Underwriting and distribution.....   79,995      33.1
  Compensation and related costs....   26,618      11.0
  General and administrative........   15,826       6.5
  Amortization of goodwill..........    2,903       1.2
  Depreciation......................    1,307       0.6
                                      -------
  Total operating expense(1)........  126,649      52.4
OTHER ITEMS:
  Interest expense..................        0       0.0
                                      -------
  Total expense.....................  126,649      52.4
                                      -------
  Income before affiliated items and
    income taxes(1).................  115,123      47.6%

------------------------------

(1) Excludes a $19.0 million charge for write-off of deferred acquisition costs and a $4.6 million loss on the sale of real estate in 1999.

TOTAL REVENUES

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Total operating revenues increased by $131.5 million or 53% to $380.4 million in 2000 compared to 1999. Total revenues, which include investment and other income, were $388.4 million in 2000, a 51% increase from 1999. Income before income taxes increased by 52% to $170.7 million in 2000 from 1999. Income before income taxes as a percentage of total revenues were 44.0% in 2000 and 43.7% in 1999.

1999 OVER 1998

    Total operating revenues increased by $68.2 million, or 25%, to $346.5 million in 1999 compared to 1998. Total revenues, which include investment and other income, were $356.7 million in 1999, a 24% increase from 1998. Income before affiliated items and income taxes increased by 9% to $155.6 million in 1999 compared to 1998. Income before affiliated items and income taxes as a percentage of total revenues were 43.6% in 1999 and 49.5% in 1998.

1998 OVER 1997

    Total operating revenues increased by $40.3 million or 17% to $278.2 million in 1998 compared to 1997. Total revenues, which include investment and other income, were $287.3 million in 1998, a 19% increase from 1997. Income before affiliated items and income taxes increased by 23% to $142.2 million in 1998 when compared to 1997. Income before affiliated items and income taxes as a percentage of total revenues were 49.5% and 47.6% in 1998 and 1997, respectively. In 1997, we incurred charges related to outsourcing transfer agency data processing activities and the discontinuation of internally developed systems, which resulted in a $6.8 million pretax expense.

INVESTMENT MANAGEMENT FEE REVENUES

    INVESTMENT MANAGEMENT FEE REVENUES ARE EARNED FOR PROVIDING INVESTMENT ADVISORY SERVICES TO THE FUNDS AND OTHER SEPARATELY MANAGED ACCOUNTS.

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Investment management fees in 2000 were $190.7 million, a 54% increase over 1999. Average assets under management were $39.5 billion for 2000, an increase of 35% compared with 1999. The increase in management fee revenues came from both mutual fund and separately managed account business. Mutual fund management fees increased by 46% year over year, contributing $53.4 million or 80% of the increase. Investment performance, net sales, plus reinvested dividends pushed average mutual fund assets under management to $33.6 billion in the first nine months of 2000, a 31% increase compared to the same period in 1999. Mutual fund management fee revenues increased at a greater rate than average assets due primarily to the restructuring of the fund management fee arrangements in July 1999 and, secondly, due to the fact that a greater composition of assets were in funds with higher management fee rates. Management fee revenues from separately managed accounts increased by $12.9 million to $20.0 million in 2000. Managed assets of ACF, acquired on August 9, 1999, contributed $6.4 million of this increase. Also contributing to this increase in revenues was the addition of institutional growth equity accounts during 1999 and 2000 that had higher management fee rates.

1999 OVER 1998

    Investment management fees in 1999 were $178.6 million, a 30% increase over 1998. Average assets under management were $30.3 billion for 1999, an increase of 18% compared with 1998. The increase in management fee revenues were due to several factors. First, the restructuring of the Fund's management fee arrangements that became effective July 1, 1999 added approximately
$11.2 million to management fee revenues. Secondly, the acquisition of ACF in August of 1999 contributed approximately $3.6 million. Finally, strong market performance and relative performance resulted in a greater composition of average assets in equity funds, especially growth, small cap, and technology funds, which have higher management fee rates.

1998 OVER 1997

    Investment management fees in 1998 were $137.8 million, a 17% increase over 1997. The increase in management fees was due primarily to growth in assets related to market performance. Average assets under management were $25.6 billion for 1998, an increase of 20% compared with 1997. The asset growth rate exceeded the rate of increase in management fees due primarily to two factors. First, certain mutual funds have breakpoints in their fee schedules which provide for reduced fee rates as assets grow, resulting in a slower rate of growth in revenues than growth in assets. Secondly, institutional assets, which generally have a lower management fee rate than mutual funds, constituted a higher percentage of total assets for 1998.

UNDERWRITING AND DISTRIBUTION FEE REVENUES

    UNDERWRITING AND DISTRIBUTION FEE REVENUES ARE COMPRISED OF: COMMISSIONS CHARGED ON SALES OF FRONT-LOAD MUTUAL FUNDS, VARIABLE PRODUCTS AND INSURANCE PRODUCTS; RULE 12B-1 ASSET-BASED DISTRIBUTION FEES; AND CONTINGENT DEFERRED SALES CHARGES FROM BACK-END AND LEVEL-LOAD FUNDS.

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Underwriting and distribution fees in 2000 increased by 60% to $150.9 million. Legend, acquired on March 31, 2000, contributed $20.8 million to the current year's underwriting and distribution fee revenues. Excluding Legend's contribution, the increase was 38%. This increase is primarily attributable to a 39% increase in retail investment product sales growth, fueled by new advisors and productivity gains.

1999 OVER 1998

    Underwriting and distribution fees in 1999 increased by 18% to $126.3 million. This increase is primarily attributable to increases in sales volume of front-load investment products. Commission revenues from front-load investment products, primarily the Advisors Funds and variable annuity products, accounted for 75%, or $14.7 million of this $19.7 million increase in 1999 over 1998. Distribution revenues from back-end and level-load funds increased by $2.5 million, or 28%, to $11.3 million due to growth in the asset value of these funds, partially offset by lower contingent deferred sales charges. Commission revenues from insurance product sales were up by $2.5 million to $19.1 million for 1999 due to increased sales of variable universal life insurance.

1998 OVER 1997

    Underwriting and distribution fees in 1998 increased by 19% to $106.6 million. The higher fees were primarily due to increases in sales of front-load investment products and Rule 12b-1 distribution fees. Sales of front-load investment products were up by 17% from 1997 to $1.6 billion. Distribution revenues from back-end sales charge shares, which consist primarily of Rule 12b-1 distribution fees, increased 36% from $6.5 million in 1997 to $8.8 million in 1998 due to growth in assets of these share classes.

SHAREHOLDER SERVICE FEE REVENUES

    SHAREHOLDER SERVICE FEE REVENUES INCLUDE TRANSFER AGENCY FEES, CUSTODIAN FEES FROM RETIREMENT PLAN ACCOUNTS AND PORTFOLIO ACCOUNTING FEES.

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    In 2000, shareholder service fees increased by 26% to $38.8 million. Excluding Legend's $3.4 million contribution to shareholder service fee revenues in 2000, shareholder service fees increased by 15% due primarily to a 16% increase in the average number of accounts serviced. Transfer agency and retirement plan custodian fees are primarily based on annual charges per account and fluctuate based on the number of accounts serviced.

1999 OVER 1998

    The transfer agency and custodian fees, which comprised 95% of the service fee revenues in 1999, are primarily based on annual charges per account and fluctuate based on the number of accounts serviced. In 1999, shareholder service fees increased by 23% to $41.5 million due primarily to a 12% increase in the average number of accounts. In addition, a fee increase in the fourth quarter of 1998, coinciding with the outsourcing of the data processing component of transfer agency activities, caused the increase in revenues to exceed the increase in number of accounts serviced. This fee increase contributed
$4.8 million to the growth in revenue in 1999.

1998 OVER 1997

    The transfer agency fees and custodian fees comprised 94% of the service fee revenues in 1998. In 1998, shareholder service fees increased by 10% to $33.8 million due primarily to an 8% increase in the average number of accounts serviced. A fee increase in the fourth quarter of 1998, coinciding with the outsourcing of the data processing component of transfer agency activities, caused the increase in revenues to exceed the increase in number of accounts serviced.

UNDERWRITING AND DISTRIBUTION EXPENSES

    UNDERWRITING AND DISTRIBUTION EXPENSES INCLUDES COSTS ASSOCIATED WITH THE MARKETING, PROMOTION, AND DISTRIBUTION OF OUR PRODUCTS. THE PRIMARY COSTS ARE COMPENSATION PAID TO FINANCIAL ADVISORS, SALES MANAGEMENT, AND OTHER MARKETING PERSONNEL, PLUS EXPENSES RELATING TO FIELD OFFICES, SALES PROGRAMS, AND ADVERTISING.

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Underwriting and distribution expenses for 2000 were $136.7 million, an increase of $43.8 million or 47% compared with 1999. Legend's operations contributed $16.4 million to underwriting and distribution expenses. Excluding Legend's contribution, the increase was 30%. This provided for a distribution margin excluding Legend of 7.5%, compared with 1.2% for the same period in 1999. Sales grew at a faster rate than that of fixed indirect costs contributing to margin improvement.

1999 OVER 1998

    Underwriting and distribution expenses for 1999 were $124.9 million, an increase of $25.4 million, or 25%, compared with 1998. The largest contributor to the increase in distribution expenses was commission expense, and other sales force compensation related to sales volume. Other factors included higher production and asset retention incentive compensation of $6.0 million, higher net costs relating to field offices, marketing and national advertising of $5.5 million and increased sales program costs of $2.7 million. We began restructuring our mutual fund products in the fourth quarter of 1999. Due to their non-industry standard structure, the W&R Funds' Class B shares were closed for new sales and converted into Class C shares, which have an industry standard structure. Concurrently, the Advisors Funds began offering Class B shares and Class C shares. Upon conversion of the W&R Funds' Class B shares, no contingent deferred sales charges will be collected for any converted share redemptions. The deferred selling costs of $19.0 million related to the W&R Funds' Class B share conversion were written off on November 30th, concurrent with the necessary approvals for share conversion. It is estimated that underwriting and distribution expenses will be reduced by approximately $3.0 million per year as a result of the restructuring and related write-off, primarily through foregone amortization of deferred selling costs.

1998 OVER 1997

    Underwriting and distribution expenses for 1998 were $99.6 million, an increase of $19.6 million, or 24%, compared with 1997. These costs were higher than 1997 due primarily to growth in sales volume, an additional $1.5 million of costs related to an advertising campaign that was implemented during the fourth quarter of 1998, and an increase of approximately $2.0 million related to enhancements to field compensation that were effective July 1, 1998.

COMPENSATION AND RELATED COSTS

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Compensation and related costs for 2000 were $42.6 million, an increase of $12.8 million, or 43%, compared to 1999. ACF contributed $2.9 million in the first nine months of 2000 and $406 thousand from the time of its acquisition in August of 1999 until September 30, 1999. Legend contributed $831 thousand in 2000. Excluding these acquisitions, compensation increased by 33%. The average number of employees increased by 21% as we continued to invest in investment management, client service, and support personnel. Annual raises in salaries and performance incentive bonuses also contributed to the increase.

1999 OVER 1998

    Compensation and related costs for 1999 were $44.9 million, an increase of $13.4 million, or 43%, compared to 1998. The growth in our operations added 25% to the average employee headcount. Additional performance-based compensation accounted for $3.8 million of the increase in compensation costs due primarily to investment performance compensation paid to portfolio managers and, to a lesser extent, to the inclusion of middle management in incentive compensation plans. Higher pension and health insurance costs were additional factors for the increase in compensation costs. Pension and related costs were $0.8 million higher due to personnel additions and a higher rate of compensation increase. Higher health insurance costs contributed $1.1 million to the increase as reserves were increased to reflect higher claims exposure.

1998 OVER 1997

    Compensation and related costs were up 18% to $31.5 million in 1998 due to an increase in the average number of employees of 8% as well as higher performance-based compensation for investment management personnel. In late 1997, adjustments were made to make total compensation more competitive with industry standards. Annual raises accounted for the remaining increase.

GENERAL AND ADMINISTRATIVE EXPENSES

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    General and administrative expenses, which reflects operating costs other than compensation and underwriting and distribution, increased by $7.4 million, or 53%, to $21.2 million for 2000. ACF contributed $812 thousand in the first nine months of 2000 and $160 thousand from the time of its acquisition, in August of 1999, until September 30, 1999. Legend contributed $2.1 million in 2000. Excluding these acquisitions, general and administrative expenses increased by 34%, a result of investments made to facilitate growth, notably in computer systems and services and costs associated with implementing new funds and share classes. Also contributing to the increase were higher rental and facilities costs from expanding operations.

1999 OVER 1998

    General and administrative expenses were up by $10.7 million, or 125%, to $19.2 million for 1999. Approximately $5.4 million of this increase was attributable to the implementation of a new transfer agency system in the fourth quarter of 1998. Higher shareholder service fee revenues coinciding with this implementation offset most of the increased costs. The growth of our operations added to higher administrative costs, including the acquisition of ACF, new consulting arrangements, proxy and shareholder meeting costs, and additional facilities rental to accommodate growth.

1998 OVER 1997

    General and administrative expenses were down by 46% to $8.6 million for 1998 due primarily to charges of $6.8 million in 1997 related to the outsourcing of the data processing component of transfer agency activities and the discontinuation of internally developed systems.

INVESTMENT AND OTHER INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Investment and other income increased by $0.4 million from $7.6 million in 1999 to $8.0 million in 2000. In 1999, approximately $793 thousand was attributable to income from real estate investments which were sold. In 2000, investment and other income included $2.5 million of realized gains from the sale of investment securities sold to partially fund the Legend acquisition. Excluding these items, interest income declined by $1.3 million to $5.5 million due to lower amounts invested in interest bearing corporate and municipal bonds.

1999 OVER 1998

    Investment and other income increased by $1.2 million to $10.2 million in 1999. Average invested cash and marketable securities were $149.3 million in 1999 compared with $144.8 million in 1998. Substantially all of the increase in investment and other income was attributable to higher net rental income from investment in real estate properties. These properties were sold on December 28, 1999 for net proceeds of $16.5 million. Pretax income realized from rental operations of these properties in 1999 was $1.0 million.

1998 OVER 1997

    Investment and other income increased by $5.2 million to $9.0 million in 1998 due to the investment of operating cash flows. Average invested cash and marketable securities were $144.8 million in 1998 compared with $82.4 million in 1997. All growth in average cash and marketable securities was in securities which have higher investment yields than cash and cash equivalents.

DEPRECIATION

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    Depreciation of property and equipment increased by $820 thousand or 51% in 2000 to $2.4 million. The acquisitions of ACF on August 9, 1999 and Legend on March 31, 2000 accounted for $193 thousand of the increase. The remaining difference was primarily the result of additions to furniture and equipment in field offices and information systems in the home office.

1999 OVER 1998

    Depreciation of property and equipment increased by $270 thousand or 14% in 1999 to $2.2 million primarily due to opening additional field offices and upgrading and enhancing existing offices.

1998 OVER 1997

    Depreciation of property and equipment increased by $585 thousand or 45%, to $1.9 million due to additions of property and equipment in late 1998. Property and equipment was $20.6 million at year end 1998, up $8.6 million from 1997. A reclassification was made to transfer $3.0 million of land from investment in real estate to property and equipment. The addition of depreciable assets in 1998 was $5.6 million.

INTEREST EXPENSE

NINE MONTHS ENDED SEPTEMBER 30, 2000 OVER NINE MONTHS ENDED SEPTEMBER 30, 1999

    We entered into a $200 million credit facility arrangement in October of 1998. This facility is renewable annually in October and has been increased to $220.0 million. This facility is expandable to $330.0 million, whereby banks could, at their option upon our request, increase the loans by $110.0 million. The credit facility has been used to fund share repurchases and facilitate the acquisitions of Legend and ACF. Additionally, a money market loan program was implemented in August of 2000. The money market loan program, which is similar to commercial paper, has been utilized to repay amounts borrowed under the credit facility. At September 30, 2000, short term debt had an outstanding balance of $200.0 million, comprised of $45.0 million on the credit facility and $155.0 million under the money market loan program. In October 2000, all amounts borrowed on the facility were repaid. We intend to use the credit facility as a "back-up" source of capital. The average balance on combined short term debt was $195.0 million for 2000 and $90.1 million for 1999. The average interest rate applied, excluding other costs, was 6.99% for 2000 and 5.48% for 1999.

1999 OVER 1998

    We utilized the credit facility in 1999 to fund share repurchases during the year and acquire ACF in August of 1999. The average interest rate applied to this facility, excluding facility costs, was 5.73% in 1999. The average amount outstanding on this facility was $106.0 million. In 1999, interest expense and related facility costs were $6.5 million, compared to $704 thousand for 1998. At the end of 1999 we had an outstanding balance of $125.3 million under our credit facility, compared to $40.1 million at the end of 1998.

LOSS ON THE SALE OF REAL ESTATE

    On December 28, 1999, we completed the sale of all multi-tenant properties to unrelated third parties. Proceeds from the sale were $16.5 million, resulting in a $4.6 million pretax loss.

WRITE-OFF OF DEFERRED ACQUISITION COSTS

    We began restructuring our mutual fund products in the fourth quarter of 1999. Due to their non-industry-standard structure, the W&R Funds' Class B shares were closed for new sales and converted into Class C shares, which have an industry standard structure. Concurrently, the Advisors Funds began offering Class B shares and Class C shares. Upon conversion of the W&R Funds' Class B shares, no contingent deferred sales charge were collected for any converted share redemptions. The deferred selling costs related to the W&R Funds' Class B shares in the amount of $19.0 million (pre-tax) were written off on November 30, concurrent with the necessary approvals for share conversion. By offering additional classes of mutual fund shares and closing funds with non industry-standard structures, the restructuring is more consistent with that of the industry, provides our clients with more choices and greater value, and accommodates additional changes for strategic distribution flexibility.

AFFILIATED INTEREST INCOME AND EXPENSE

    Prior to our initial public offering in March of 1998, we had various notes payable and notes receivable with Torchmark and certain subsidiaries of Torchmark. The affiliated interest income and expense as reported for 1998 and 1997 pertain to these notes and were prepaid with proceeds from the offering.

INCOME TAXES

    Our effective income tax rate was 38.9% and 38.1% at September 30, 2000 and 1999, respectively, and 38.1%, 38.2%, and 39.0% in 1999, 1998, and 1997,
respectively.

FINANCIAL CONDITION

    At September 30, 2000, our total assets were $410.4 million, an increase of $75.3 million from December 31, 1999. In the first nine months of 2000, we repurchased 4.7 million shares of our common stock at a total cost of $96.2 million, compared to 8.7 million shares of our common stock at a total cost of $132.2 million in the full year 1999, and 5.5 million shares of our common stock at a total cost of $74.8 million during the third and fourth quarters of 1998. Cash flow from operations, the credit facility, and the money market loan program were utilized to fund these share repurchases. At
September 30, 2000, our outstanding short term debt, including principal and accrued interest, was $200.3 million, compared to $125.3 million on December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities increased by $37.3 million to $120.8 million for the first nine months of 2000 due to higher net income from operations, excluding non-cash items, as well as the timing of cash received and cash paid on assets and liabilities. Net cash used in investing activities in the first nine months of 2000 was $60.4 million, compared to net cash used by investing activities of $12.7 million used in the same period last year. Proceeds from the sale and maturity of investment securities exceeded purchases of investment securities by $22.0 million in the first nine months of 2000. At September 30, 2000, we had $130.6 million in cash and marketable investment securities, of which $13.7 million was restricted for the benefit of customers in compliance with securities industry regulations. Cash and marketable securities at December 31, 1999 were $151.2 million, of which $17.1 million was restricted. Other investing activities in the first nine months of 2000 used $22.2 million from the additions to property and equipment, and $60.3 million for the acquisition of Legend. In the first nine months of 2000, we used
$62.3 million in net financing activities, compared with $43.1 million in 1999. In 2000, we repurchased 3.0 million shares of Class A and 1.7 million shares of Class B common stock, the combined cost of which was $96.2 million, and paid $22.1 million in cash dividends. Net borrowings of $75.0 million on the credit facility and the money market loan program were utilized in 2000 to finance share repurchases and the acquisition of Legend. The $220 million, 364-day revolving credit facility, expandable to $330 million at the bank's option upon our request, had $45.0 million outstanding at September 30, 2000.

    Management believes its available cash, marketable securities, and expected cash flow from operations will be sufficient to fund dividends, operations, advance sales commissions, obligations, and other reasonably foreseeable cash needs. We may also continue to repurchase shares of our common stock from time to time as management deems appropriate. The share repurchases could be financed by our available cash and investments and/or the use of the money market loan program and the credit facility.

SUBSEQUENT EVENTS

    On October 23, 2000, we reached an agreement, subject to due diligence, with Mesirow Realty Sale-Leaseback, Inc. to sell our two home office buildings and to lease them back for a period of fifteen years. Net proceeds from the sale are expected to be approximately $28.5 million, resulting in a gain of approximately $2.0 million. This gain will be deferred and amortized over the term of the operating lease. If the transaction closes, it is expected to be closed early in the first quarter of 2001. It is estimated that, going forward we will incur approximately $3.4 million annually in lease expense and additional operating expenses that will be reflected in general and administrative expenses.

    The sale of these properties and the sale of multi-tenant properties last year were made because real estate is not viewed to be part of our core business. The proceeds from the sale will initially be used to repay debt, but will ultimately increase our capacity to invest in our core business and to repurchase our common stock.

    On October 23, 2000, we announced the execution of an agreement with Nationwide to provide a broad span of private label insurance and retirement products for use by Waddell & Reed, Inc.'s financial advisors. The selection of Nationwide to provide insurance and retirement products increases the breadth and competitiveness of such products available to our financial advisors. Nationwide has developed for distribution by our investment advisors two variable annuities, a flexible-premium variable universal life product, a survivorship life product, and a qualified group retirement plan.

    We are in litigation with UILIC and others over terms of a compensation agreement signed in July 1999 by UILIC and Waddell & Reed, Inc. The compensation is paid by UILIC to us on variable products underwritten by UILIC and distributed by us. The agreement provides for us to be paid annual compensation on all variable annuity policies issued after January 1, 2000, and a slightly lower annual compensation on variable annuity policies issued before that date. Payments are continuing, but that agreement has been challenged by UILIC in a complaint filed in May 2000 in the Circuit Court of Jefferson County, Alabama. We have subsequently named Torchmark as a third party defendant in that action in a tortious interference claim. We believe that the court will uphold the agreement as a contract, and that we will prevail on the merits of the case. Moreover, we do not foresee any additional risk to existing variable policy assets and anticipate continued growth in sales of variable annuity products.

    In a related development, a number of Torchmark affiliates terminated Waddell & Reed Investment Management Company as investment adviser for certain insurance company general account assets and pension plan assets totaling
$768 million. These assets had an average management fee of 25 basis points (one quarter of 1%) per annum. The accounts paid approximately $1.9 million in annual investment management fees. The only other Torchmark-affiliated assets for which Waddell & Reed Investment Management Company serves as investment adviser are approximately $40 million in 401(k) plans of Torchmark affiliates.

RECENT ACCOUNTING DEVELOPMENTS

    In June of 1998, the Financial Accounting Standards Board issued SFAS
No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138. These Statements are not expected to have a material impact on us.

SEASONABILITY AND INFLATION

    We do not believe our operations are subject to significant seasonal fluctuations. We do not believe that inflation has had a significant impact on our operations.

                                    BUSINESS

OVERVIEW

    We were founded in 1937, and are one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Funds (formerly the United Funds) family in 1940. We sell our investment products primarily to middle income Americans through a virtually exclusive sales force. As of September 30, 2000, we had $40.0 billion of assets under management, of which $34.1 billion were mutual fund assets and $5.9 billion were separately managed accounts. We have over 641,500 mutual fund customers having an average investment of $47,000 and 65,600 variable account customers having an average investment of $59,300.

    As of year-end 2000, we are the exclusive underwriter and distributor of 43 mutual fund portfolios, including 20 comprising the Waddell & Reed Advisors Funds (the "Advisors Funds"), 12 comprising the W&R Funds (the "W&R Funds"), and 11 comprising our variable annuity-related funds, the W&R Target Funds (the "Target Funds" and with the Advisors Funds and the W&R Funds, sometimes collectively referred to as the "Funds."). On July 1, 2000, we renamed our two retail mutual fund families. The United Funds family was renamed the "Waddell & Reed Advisors Funds". This family of funds is available for sale only through Waddell & Reed's proprietary sales force. Concurrently, the Waddell & Reed Funds family was renamed the "W&R Funds". We plan to make this family of funds available for sale through both our proprietary sales force and selected third-party distribution channels. Both the Advisors Funds and the W&R Funds families offer the customer multiple classes of shares consistent with industry standards. As part of our financial planning services, we also distribute variable annuities and life insurance products, underwritten primarily by United Investors Life Insurance Company ("UILIC"), to our customers. On October 23, 2000, we announced the agreement for Nationwide Financial ("Nationwide") to provide a broad span of private label insurance and retirement products for use by our financial advisors.

    Our traditional target market has been professionals and working families with annual incomes between $40,000 and $100,000 who are saving for retirement. We believe that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for our products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 57.3 million in 1998 to 76.2 million in 2008, making this "preretirement" age group the fastest growing segment of the U.S. population.

    We distribute the Funds and other financial products through a financial advisor sales force that represents us on a virtually exclusive basis. On September 30, 2000, our sales force consisted of 2,713 financial advisors, including 214 district managers and 64 district supervisors. The sales force is managed by eight regional vice presidents, 143 division managers operating from 152 division and region sales offices located throughout the United States. In addition to these division sales offices, there were another 63 NASD registered branch offices representing districts or individual sales offices. For the nine months ended September 30, 2000, our financial advisor sales force sold over $2.2 billion of mutual fund and variable products. The Funds are also available for sale to Legend's 298 retirement advisors operating from 22 sales offices. We believe, based on industry data, that our financial advisor sales force is currently one of the largest sales forces in the United States selling primarily mutual funds. As of September 30, 2000, 39% of our financial advisors have been with us for more than 5 years, and 25% for more than 10 years. Our financial advisors are located primarily in smaller metropolitan areas and rural communities.

    The financial advisor industry is fragmented, consisting primarily of relatively small companies employing fewer than 100 investment professionals. Our sales force competes primarily with small broker-dealers and independent financial advisors. Our marketing efforts are currently focused on customers residing in smaller metropolitan areas and rural communities. We conduct investment seminars throughout the United States to reach a large number of potential clients. We also provide financial plans for clients offering one-on-one consultations emphasizing long-term relationships through continuing service, rather than a one-time sale. We believe that we are well-positioned to benefit from a continuing industry trend toward "assisted sales" (sales of mutual fund products through a sales person) driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets.

    Our investment philosophy and financial planning approach emphasize long-term investments. Our portfolio managers seek consistent long-term performance and downside protection in turbulent markets. As a result, we have developed a loyal customer base with clients maintaining their accounts for approximately 14 years on average as compared to four years for the mutual fund industry, according to the Investment Company Institute. This loyalty is evidenced by a relatively low retail fund redemption rate for the five years ended September 30, 2000 of 7.7% for the Funds (other than money market funds), which is less than one-half of the industry average of 20.0%. We have also realized a relatively high dividend reinvestment rate of 86.8% for the Funds for the same period, which has consistently been over 20% higher than the industry. Approximately 50% of our assets under management are in retirement accounts as of September 30, 2000. The historically low redemption and high reinvestment rates have provided a stable source of asset and revenue growth at relatively low cost.

    We have a seasoned team of portfolio managers and an internal equity and fixed income investment research staff that have substantial resources available to them, including hundreds of meetings annually with company management both on and off site. In addition, we utilize research provided by brokerage firms and independent outside consultants. Portfolio managers usually were investment research analysts for a substantial length of time prior to acquiring money management assignments. The predominant style of our investments is growth equity. As of September 30, 2000, approximately 88% of our mutual fund assets under management were invested in equity funds and the remainder in fixed income and money market funds. This investment strategy generally emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings.

ACQUISITIONS

    On March 31, 2000, we completed the acquisition of The Legend Group ("Legend"), a privately held mutual fund distribution and retirement planning company based in Palm Beach Gardens, Florida. Through its network of 295 financial advisors, it serves employees of school districts and other not-for-profit organizations nationwide. As of March 31, 2000, Legend had approximately 61,000 clients with $3.1 billion in third-party mutual fund assets under advisement. Formed in 1965, Legend is a leader in the 403(b) business and its concentration in the kindergarten through 12th grade market aligns well with our strategy of concentrating primarily on underserved middle-income and upper middle-income Americans. Together, we have a very strong position in the public education market, and are well positioned for continued expansion. The acquisition of Legend, by increasing the number of advisors in the overall Waddell & Reed family of companies by 298, provides us greater overall asset-generating capacity. Together, we are developing numerous opportunities, including the addition of our fund families to The Legend Group platform, and the utilization of each other's proprietary products and systems with clients. Waddell & Reed and Legend will work closely together in the recruitment and training of financial advisors.

    On August 9, 1999, we completed the acquisition of Austin, Calvert & Flavin, Inc. ("ACF"), a privately held investment management firm based in San Antonio, Texas. It was founded in 1981 and manages investments for trusts, high net worth families and individuals, and pension plans of corporations, hospitals, schools, labor unions, endowments, and foundations. The acquisition of ACF added nine investment professionals to our investment team and $1.5 billion of assets under management as of the date of our acquisition.

MARKETING

    We have taken several steps to increase the productivity of our sales force. Since 1992, we have been developing a more fully committed sales force through recruiting and retention initiatives. These initiatives have resulted in an increase of financial advisors having annual or annualized production of more than $900,000 of investment product sales--from 20% of the sales force at December 31, 1993 to 44% at September 30, 2000. Prior to 1993, division managers were engaged in personal sales production as well as sales management. In order to emphasize the importance of recruiting and developing a sales force, we implemented a compensation system that ties compensation of division managers to the development of new financial advisors and to division sales rather than personal sales.

    We provide training and motivational programs for our sales force. Sales training specialists provide training programs for new recruits as well as advanced training for experienced financial advisors. Programs for new recruits focus on prospecting techniques, product knowledge, and sales skills. Field office classes provide guidance in identifying target markets, practical exercises to learn interview skills and data collection, instruction in basic financial planning software, and guidance in matching products with various investment objectives. Sales presentation skills are taught and practiced in the classroom environment as well as on joint sales calls with field sales management. The programs for experienced advisors focus on skills related to dealing with larger investment sums (such as IRA rollovers) and include training in the use of asset allocation and estate planning software. In addition, we offer new financial advisors the opportunity to participate in a week long training program at the home office covering such subjects as product features, financial planning, and the use of illustrative software packages.

    In 1998, we launched our first national advertising campaign in selected markets throughout the country which focused on the important aspects of our business and was intended to increase our name recognition in those markets. The campaign was continued in 1999 and 2000, and will continue throughout 2001. In November of 1999, we named Thomas W. Butch as Chief Marketing Officer. In this newly created position, Mr. Butch is responsible for marketing and distribution strategy, product development, and all core marketing and communication activities.

FUNDS AND ASSET MANAGEMENT

    We serve as underwriter for, and investment advisor to, the Advisors Funds, the W&R Funds, and the Target Funds. We also serve as distributor of the Advisors Funds, the W&R Funds, and variable annuity and variable life insurance products related to the Target Funds.

    We offer the Funds' shareholders a broad range of investment products designed to attract and retain clients with varying investment objectives. The predominant style of our investments is growth equity. Our investment strategy emphasizes investments at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings. An annual Barron's/Lipper fund-family survey which ranks investment performance of mutual fund complexes, ranked us seventeenth out of 92 mutual fund complexes for 1999 and seventh out of 68 complexes for the five year period ended December 31, 1999.

    Our funds had the following characteristics for the twelve months ended September 30, 2000:

    - 88% invested in equity funds, 9% in fixed-income funds and 3% in money market funds

    - 71% of our equity funds ranked in the top quartile of funds with similar objectives, as ranked by Lipper, Inc.

    - 38% of our equity funds ranked in the top 10% of funds with similar objectives, as ranked by Lipper, Inc.

    - 88% of our mutual fund assets--excluding money market funds that are rated by Morningstar have four or five stars. This is the second highest of the 25 largest fund complexes.

    Our largest mutual fund, the Core Investment Fund, is focused on large capitalization in core equity and had the following fees and net asset values:

    - management fees of $37.6 million (10% of total revenues) and a net asset value of $9.0 billion at or for the nine months ended September 30, 2000

    - management fees of $44.4 million (12% of total revenues) and a net asset value of $8.4 billion at or for the year ended 1999

    - management fees of $39.8 million (14% of total revenues) and a net asset value of $7.8 billion at or for the year ended 1998

    - management fees of $32.8 million (14% of total revenues) and a net asset value of $6.5 billion at or for the year ended 1997

    Our base of assets under management consists of a broad range of domestic and international stock, bond, and money market mutual funds that meet the varied needs and objectives of its individual and institutional investors. We periodically introduce new mutual funds designed to complement and expand our investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of our clients. As part of broadening fund distribution, we have added the following funds:

    - Advisors Value (December 15, 2000)

    - Advisors Municipal Money Markets (December 15, 2000)

    - W&R Large Cap Growth Fund (June 26,2000)

    - W&R Mid Cap Growth Fund (June 26,2000)

    - W&R Tax-Managed Equity Fund (June 26, 2000)

    - W&R Money Market Fund (June 26, 2000)

    - Advisors Tax Managed Equity (April 3, 2000)

    - Advisors Small Cap (October 2, 1999)

    Effective June 30, 2000, we also renamed the W&R Growth Fund the "W&R Small Cap Growth Fund".

    Effective September 18, 2000, we transformed the Waddell & Reed Advisors High Income Fund II to the "Waddell & Reed Advisors Global Bond Fund" by changing its name and its strategy.

    In addition to performing investment management services for the Funds, we act as an investment advisor and portfolio manager for institutional and other private investors. We receive a fee that is generally based on a percentage of assets under management for our services as an investment advisor or portfolio manager. Assets under management for institutional and private accounts totaled $5.9 billion at September 30, 2000. Investment management fees from institutional and private accounts were $20.1 million, or 10.5%, of total investment management fees, for the nine months ended September 30, 2000.

    Ending and average assets under management for the nine months ended September 30, 2000 and 1999 and for last three years were:

                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                        ----------------------------------------------------
                                               2000                  1999             1999
                                        -------------------   -------------------   --------
                                         ENDING    AVERAGE     ENDING    AVERAGE     ENDING
                                        --------   --------   --------   --------   --------
                                                           (IN MILLIONS)
Advisors Funds
  Equity..............................  $24,660    $24,219    $17,756    $17,527    $22,626
  Fixed-income........................    2,844      2,967      3,337      3,525      3,190
  Money market........................      889        800        728        677        812
                                        -------    -------    -------    -------    -------
                                         28,393     27,986     21,821     21,729     26,628
W&R Funds
  Equity..............................    1,742      1,822      1,326      1,181      1,785
  Fixed-income........................       65         70         90         89         82
                                        -------    -------    -------    -------    -------
                                          1,807      1,892      1,416      1,270      1,867
Target Funds
  Equity..............................    3,617      3,449      2,441      2,309      3,113
  Fixed-income........................      226        228        239        245        237
  Money market........................       50         58         60         56         64
                                        -------    -------    -------    -------    -------
                                          3,893      3,735      2,740      2,610      3,414
Total Mutual Funds
  Equity..............................   30,019     29,490     21,523     21,017     27,524
  Fixed-income........................    3,135      3,265      3,666      3,859      3,509
  Money market........................      939        858        788        733        876
                                        -------    -------    -------    -------    -------
                                         34,093     33,613     25,977     25,609     31,909
Institutional and Separate Accounts...    5,927      5,847      4,769      3,635      5,393
                                        -------    -------    -------    -------    -------
Total Assets Under Management.........  $40,020    $39,460    $30,746    $29,244    $37,302
                                        =======    =======    =======    =======    =======

                                                      YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                          1999            1998                  1997
                                        --------   -------------------   -------------------
                                        AVERAGE     ENDING    AVERAGE     ENDING    AVERAGE
                                        --------   --------   --------   --------   --------
                                                           (IN MILLIONS)
Advisors Funds
  Equity..............................  $18,123    $16,713    $15,320    $13,687    $12,761
  Fixed-income........................    3,464      3,637      3,652      3,632      3,499
  Money market........................      693        644        572        529        498
                                        -------    -------    -------    -------    -------
                                         22,280     20,994     19,544     17,848     16,758
W&R Funds
  Equity..............................    1,261      1,050        906        779        684
  Fixed-income........................       88         85         74         66         58
                                        -------    -------    -------    -------    -------
                                          1,349      1,135        980        845        742
Target Funds
  Equity..............................    2,415      2,127      1,859      1,627      1,452
  Fixed-income........................      243        245        235        223        204
  Money market........................       58         54         45         43         38
                                        -------    -------    -------    -------    -------
                                          2,716      2,426      2,139      1,893      1,694
Total Mutual Funds
  Equity..............................   21,799     19,890     18,085     16,093     14,897
  Fixed-income........................    3,795      3,967      3,961      3,921      3,761
  Money market........................      751        698        617        572        536
                                        -------    -------    -------    -------    -------
                                         26,345     24,555     22,663     20,586     19,194
Institutional and Separate Accounts...    3,953      3,189      2,947      2,831      2,103
                                        -------    -------    -------    -------    -------
Total Assets Under Management.........  $30,298    $27,744    $25,610    $23,417    $21,297
                                        =======    =======    =======    =======    =======

INVESTMENT MANAGEMENT AGREEMENTS

    We provide investment advisory and management services pursuant to an investment management agreement with each Fund. While the specific terms of the investment management agreements vary, the basic terms of the investment management agreements are similar. The investment management agreements provide that we render overall management services to each of the Funds, subject to the oversight of each Fund's board of directors and in accordance with each Fund's investment objectives and policies. The investment management agreements permit us to enter into separate agreements for shareholder services or accounting services with the respective Funds.

SERVICE AGREEMENTS

    We provide various services to the Funds and their shareholders pursuant to a shareholder servicing agreement with each Fund (except the Target Funds) and an accounting service agreement with each Fund. Pursuant to the shareholder servicing agreements, we perform shareholder servicing functions, including:

    - the maintenance of shareholder accounts,

    - the issuance, transfer, and redemption of shares, distribution of dividends, and payment of redemptions,

    - furnishing information related to the Fund, and

    - handling shareholder inquiries.

    The Funds pay a monthly fee to us for such services. Pursuant to the accounting service agreements, we provide the Funds with bookkeeping and accounting services and assistance, including maintenance of the Fund's records, pricing of the Fund's shares, and preparation of the prospectuses for existing shareholders, proxy statements, and certain shareholder reports. The Funds pay us a monthly fee for such services. A Fund's shareholder servicing agreement and accounting service agreement may be adopted or amended with the approval of the Fund's directors who are not interested persons. Each of the shareholder servicing agreements and accounting service agreements has annually renewable terms of one year expiring on October 1st of each year.

UNDERWRITING AND DISTRIBUTION

    We distribute the Funds pursuant to an underwriting agreement with each Fund (except the Target Funds). We distribute products relating to the Target Funds under an underwriting agreement between Waddell & Reed and UILIC, and as announced on October 23, 2000, we will distribute products relating to the Target Funds under an underwriting agreement between Waddell & Reed and Nationwide. Commissions paid to us by UILIC for distribution of these products comprised 12% of our total revenues for the nine months ended September 30, 2000, and 13%, 12% and 12% of our total revenues for each of the years ended 1999, 1998 and 1997, respectively. In addition, the Target Funds will also be sold through Nationwide. Under each underwriting agreement with a Fund, we offer and sell the Fund's shares on a continual basis and pay the costs of sales literature and printing of prospectuses furnished to it by the Fund. We receive underwriting commissions for such services, a major portion of which is paid to our financial advisors and sales managers. Class A shares have front-end sales charges, Class B shares have back-end sales charges on early redemptions and convert to Class A shares by the eighth year, Class C shares are level-load shares with no conversion feature, and Class Y shares are shares intended for institutional investors. We charge a sales charge to clients upon purchase of Class A shares, which ranges from zero to 5.75% of the amount invested. The sales charge for the Class A shares typically declines as the net asset value of the account increases. In addition, investors may combine their purchases of the Funds' shares to qualify for the reduced sales charge. Investors in the Class B shares pay no sales charge at the point of sale, but generally pay contingent deferred sales charges upon redemption of shares of up to 5% of the net asset value of the redeemed shares declining to zero for shares held for more than six years. Class B shares convert to Class A shares by the end of the eighth year. Investors in the Class C shares pay no sales charge at the point of sale, but generally pay a contingent deferred sales charge of 1% declining to zero for shares held for more than 12 months. Class C shares do not convert.

    Under a distribution and service plan, shareholders of the Class B and C shares pay a Rule 12b-1 distribution fee of 1.00% (.75% distribution and .25% service) of the average daily net assets as compensation for distributing shares and servicing shares of those classes. Class A shareholders (except money market funds) may pay up to a maximum Rule 12b-1 fee of .25% of the average daily net assets as compensation and reimbursement for expenses in connection with distributing shares, providing personal service to shareholders of the Funds, and maintaining shareholder accounts of the Funds. Likewise, Class Y shares are subject to a .25% fee pursuant to a distribution and service plan and shareholders of the Target Funds may pay a .25% fee pursuant to a service plan, both computed as stated above. Each distribution and/or service plan is subject to annual approval by the Funds' board of directors, including a majority of the independent directors, cast in person at a meeting called for the purpose of voting on such approval. The Funds may terminate the distribution and service plans at any time without penalty.

    Our investment product sales are summarized as follows:

INVESTMENT PRODUCT SALES

                                               NINE MONTHS ENDED,              YEAR ENDED
                                                  SEPTEMBER 30,               DECEMBER 31,
                                               -------------------   ------------------------------
                                                 2000       1999       1999       1998       1997
                                               --------   --------   --------   --------   --------
                                                                  (IN $MILLIONS)
Front-load (Class A).........................  $1,259.1    1,025.3    1,329.0    1,266.8    1,092.7
Back-load (Class B)..........................     303.3      289.3      355.8      252.3      175.7
Level-load (Class C).........................     201.1         --       51.3         --         --
Target Funds (variable Products).............     476.8      297.4      413.7      308.4      249.8
                                               --------   --------   --------   --------   --------
Total retail.................................  $2,240.3    1,612.0    2,149.8    1,827.5    1,518.2
Institutional................................     813.8      731.2    1,091.7      491.4      831.0
                                               --------   --------   --------   --------   --------
Total........................................  $3,054.1    2,343.2    3,241.5    2,318.9    2,349.2
                                               ========   ========   ========   ========   ========

                                 FUNDS SUMMARY

    The following table sets forth for each management style the net assets under management as of September 30, 2000, the family and fund names as well as the year in which each Fund was first offered to the public.

                                       ASSETS (IN $
MANAGEMENT STYLE                        MILLIONS)                   FUNDS                 YEAR OF INCEPTION
----------------                       ------------                 -----                 -----------------
Large Capitalization                     $ 1,448      Advisors Retirement Shares                 1972
Growth                                     2,588      Advisors Accumulative                      1940
                                           3,972      Advisors Science and Technology            1950
                                           3,049      Advisors Vanguard                          1969
                                              19      W&R Large Cap Growth                       2000
                                             224      W&R Science and Technology                 1997
                                           1,374      Target Growth                              1987
                                             319      Target Science and Technology              1997
                                              26      Advisors Tax-Managed Equity                2000
                                               3      W&R Tax-Managed                            2000
                                         -------
                                         $13,022

Mid Capitalization                       $ 1,889      Advisors New Concepts                      1983
Growth                                        10      W&R Mid Cap Growth                         2000
                                         -------
                                         $ 1,899

Small Capitalization                     $   385      Advisors Small Cap                         1999
Growth                                       668      W&R Small Cap Growth                       1992
                                             363      Target Small Cap                           1994
                                         -------
                                         $ 1,416

Large Capitalization                     $ 9,037      Core Investment                            1940
Core Equity                                  574      W&R Core Equity                            1992
                                           1,088      Target Income                              1991
                                         -------
                                         $10,699

                                       ASSETS (IN $
MANAGEMENT STYLE                        MILLIONS)                   FUNDS                 YEAR OF INCEPTION
----------------                       ------------                 -----                 -----------------
International Equity                     $ 1,590      Advisors International Growth              1970
                                             186      W&R International Growth                   1992
                                             285      Target International                       1994
                                         -------
                                         $ 2,061

Balanced and Asset Allocation            $   577      Advisors Continental Income                1970
                                              98      Advisors Asset Strategy                    1995
                                              57      W&R Asset Strategy                         1995
                                              44      Target Asset Strategy                      1995
                                             145      Target Balanced                            1994
                                         -------
                                         $   921

Tax Exempt Bonds                         $   741      Advisors Municipal Bond                    1976
                                             419      Advisors Municipal High Income             1986
                                              26      W&R Municipal Bond                         1992
                                         -------
                                         $ 1,186

High Yield Bonds                         $   758      Advisors High Income                       1979
                                             302      Advisors Global Income                     1986
                                              20      W&R High Income                            1997
                                             109      Target High Income                         1987
                                         -------
                                         $ 1,189

Taxable Investment-grade Bonds           $   504      Advisors Bond                              1964
                                              19      W&R Limited-Term Bond                      1992
                                             119      Advisors Government Securities             1982
                                               6      Target Limited-Term Bond                   1994
                                             112      Target Bond                                1987
                                         -------
                                         $   760

Money Markets                            $   886      Advisors Cash Management                   1979
                                              50      Target Money Market                        1987
                                               4      W&R Money Market                           2000
                                         -------
                                         $   940
                                         -------
TOTAL                                    $34,093
                                         =======

EMPLOYEES

    At September 30, 2000, we had 1,283 full-time employees. Our 2,713 financial advisors are made up of 2,435 independent contractors, and 278 district managers and supervisors, that are employees. In addition, Legend has 298 retirement advisors.

                            DESCRIPTION OF THE NOTES

    We will issue the notes under a senior indenture to be dated as of January 18, 2001, as supplemented by a supplemental indenture to be dated as of January 18, 2001, between Waddell & Reed and Chase Manhattan Trust Company, National Association, as trustee. When we refer to the indenture in this prospectus supplement, we are referring to the senior indenture as supplemented by the supplemental indenture. The following summarizes some of the material provisions of the notes. The notes are a series of senior debt securities described in the accompanying prospectus. The following description supplements, and to the extent it is inconsistent, supercedes, the statements under "Description of Senior Debt Securities" in the accompanying prospectus. We refer you to the accompanying prospectus for a description of the debt securities and the senior indenture. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture. As used in this description, the words "we," "us," "our" or "Waddell & Reed" do not include any current or future subsidiary of Waddell & Reed Financial, Inc.

GENERAL

    The notes will be initially limited to $200,000,000 aggregate principal amount at maturity. The notes will be issued only in fully registered form in denominations of $1,000 and integral multiples of $1,000, and will bear interest from and including January 18, 2001 to but excluding the date of maturity, at the annual rate set forth on the cover page of this prospectus supplement. The notes will mature on January 18, 2006. Waddell & Reed will pay interest twice a year on January 18 and July 18 of each year, beginning July 18, 2001, to the persons in whose names the notes (or any predecessor notes) are registered in the security register at the close of business on the applicable regular record date, which is the January 3 or July 3 next preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Waddell & Reed will have the ability to reopen the series of notes and issue additional notes of the series. Waddell & Reed will not be able to redeem the notes before their stated maturity date, and the notes do not provide for any sinking fund.

RANKING OF NOTES

    The notes will be unsecured and unsubordinated obligations. The notes will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. See "Risk Factors -- Our Holding Company Structure Results in Structural Subordination and May Affect Our Ability to Make Payments on the Notes".

RATING OF NOTES

    We expect the notes to be rated "Baa2" by Moody's Investor's Service Inc. and "BBB" by Standard & Poor's Ratings Group.

EVENTS OF DEFAULT

    The following will be events of default for the notes:

    (1) default in payment of any interest when it becomes due and payable and such default continues for a period of 30 days;

    (2) default in payment of the principal amount at maturity;

    (3) default in the performance or breach by Waddell & Reed of any covenant or warranty in the notes or the indenture upon receipt by Waddell & Reed of notice of such default by the trustee or by holders of not less than 10% in aggregate principal amount at maturity of the notes then outstanding, and Waddell & Reed's failure to cure (or obtain a waiver of) such default within 60 days after receipt by Waddell & Reed of such notice;

    (4) (A) the failure of Waddell & Reed to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Waddell & Reed for borrowed money or evidenced by bonds, debentures, notes or similar instruments (in an amount (taken together with amounts in (B)) in excess of $10 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $10 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to Waddell & Reed by the trustee or to Waddell & Reed and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; or

    (5) certain events of bankruptcy, insolvency or reorganization affecting Waddell & Reed.

    If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes, plus all accrued and unpaid interest, to be immediately due and payable. However, in the event of a default described under (5), above, the issue price of the notes, plus all accrued and unpaid interest, shall automatically become and be immediately due and payable.

MODIFICATION

    In addition to those modifications that require the consent of each holder set forth under "Description of the Senior Debt Securities--Modification of the Senior Indenture; Waiver of Covenants" in the accompanying prospectus, the following modifications would require the consent of the holders of each outstanding note affected:

    - alter the rate of interest on any note;

    - make any note payable in money or securities other than that stated in the note;

    - reduce the principal amount at maturity with respect to any note; and

    - impair the right to institute suit for the enforcement of any payment with respect to the notes.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

    Chase Manhattan Trust Company, National Association is the trustee.

BOOK-ENTRY SYSTEM

    The notes will only be issued in the form of global securities held in book-entry form. The Depositary Trust Company ("DTC") or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of

DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture provided to the holders of the notes. Waddell & Reed and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

    Each of the notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

    - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

    - We decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

    - a default under the indenture occurs and is continuing.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                                  UNDERWRITING

    We intend to offer our notes through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in the pricing agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from Waddell & Reed, the principal amount of the notes set forth opposite their names below.

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
                                                              ------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................  $140,000,000
Chase Securities Inc. ......................................    25,000,000
Morgan Stanley & Co. Incorporated ..........................    25,000,000
Stephens Inc. ..............................................    10,000,000
                                                              ------------
           Total............................................  $200,000,000
                                                              ============

    The underwriters have agreed to purchase all of the notes sold pursuant to the pricing agreement if any of these notes are purchased. If an underwriter defaults, the pricing agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the pricing agreement may be terminated.

    Waddell & Reed has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the pricing agreement, such as receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .35% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession and discount may be changed.

    The expenses of the offering, not including the underwriting discount, are estimated at $450,000 and are payable by Waddell & Reed.

NEW ISSUE OF NOTES

    The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

    In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, that is, if they sell more notes than is set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Waddell & Reed nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    In the ordinary course of their businesses, some of the underwriters and their affiliates have engaged, and in the future may engage, in investment banking or commercial banking transactions with us or our affiliated companies, including acting as lenders under certain of Waddell & Reed's credit facilities. A portion of the proceeds of the offering may be paid to affiliates of certain of the underwriters. In the event that more than 10% of the net proceeds of the offering are paid to affiliates of the underwriters, the offering will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the

National Association of Securities Dealers, Inc. Chase Manhattan Trust Company, National Association, the trustee, is an affiliate of Chase Securities Inc.

                             VALIDITY OF THE NOTES

    The validity of the notes offered hereby will be passed upon for us by Daniel C. Schulte, Vice President and General Counsel of Waddell & Reed, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Brown & Wood LLP, New York, New York.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2

Consolidated Balance Sheets at December 31, 1999 and 1998...  F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and
  1997......................................................  F-4

Statement of Changes in Stockholders' Equity for the Years
  Ended December 31, 1999, 1998 and 1997....................  F-5

Consolidated Statements of Comprehensive Income for the
  Years Ended December 31, 1999, 1998 and 1997..............  F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and
  1997......................................................  F-7

Notes to Consolidated Financial Statements..................  F-8

Consolidated Balance Sheets at December 31, 1999 and
  September 30, 2000 (Unaudited)............................  F-22

Consolidated Statements of Operations for the Three and Nine
  Month Periods Ended September 30, 2000 and 1999
  (Unaudited)...............................................  F-23

Statement of Changes on Stockholders' Equity for the for the
  Nine Month Period Ended September 30, 2000 (Unaudited)....  F-24

Consolidated Statements of Comprehensive Income for the
  Three and Nine Month Periods Ended September 30, 2000 and
  1999 (Unaudited)..........................................  F-25

Consolidated Statements of Cash Flows for the Nine Month
  Period Ended September 30, 2000 and 1999 (Unaudited)......  F-26

Notes to Unaudited Consolidated Financial Statements........  F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Waddell & Reed Financial, Inc.:

    We have audited the accompanying consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

Kansas City, Missouri
February 11, 2000, except as to note 16, which is as of April 7, 2000.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                           ASSETS
Assets:
  Cash and cash equivalents.................................    $ 60,977        30,180
  Investment securities, available-for-sale.................      90,245       103,153
  Receivables:
    United funds and W&R funds..............................       7,597         5,740
    Customers and other.....................................      19,541        28,865
  Deferred income taxes.....................................          37         1,309
  Prepaid expenses and other current assets.................       7,111         3,222
                                                                --------       -------
    Total current assets....................................     185,508       172,469
                                                                --------       -------
  Property and equipment, net...............................      27,633        20,649
  Investment in real estate.................................          --        21,754
  Deferred sales commissions, net...........................       1,851        15,710
  Goodwill (net of accumulated amortization of $26,493 and
    $23,269)................................................     112,994        95,928
  Deferred income taxes.....................................       5,665            --
  Other assets..............................................       1,422           669
                                                                --------       -------
    Total assets............................................    $335,073       327,179
                                                                ========       =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................    $ 34,002        28,304
  Accrued sales force compensation..........................      14,578        11,916
  Short term notes payable..................................     125,307        40,076
  Income taxes payable......................................       8,284        13,464
  Other current liabilities.................................      16,456        16,034
                                                                --------       -------
    Total current liabilities...............................     198,627       109,794
                                                                --------       -------
  Deferred income taxes.....................................          --           208
  Accrued pensions and post-retirement costs................      10,103        10,041
                                                                --------       -------
    Total liabilities.......................................     208,730       120,043
                                                                --------       -------
Stockholders' equity:
  Common stock (See table below)............................         997           997
  Additional paid-in capital................................     238,434       245,939
  Retained earnings.........................................      97,129        47,325
  Deferred compensation.....................................     (11,246)      (12,494)
  Treasury stock (See table below)..........................    (198,360)      (74,833)
  Accumulated other comprehensive income....................        (611)          202
                                                                --------       -------
    Total stockholders' equity..............................     126,343       207,136
                                                                --------       -------
Total liabilities and stockholders' equity..................    $335,073       327,179
                                                                ========       =======

                                                      1999                        1998
COMMON STOCK                                -------------------------   -------------------------
($.01 PAR VALUE)                              CLASS A       CLASS B       CLASS A       CLASS B
----------------                            -----------   -----------   -----------   -----------
Authorized................................  225,000,000   150,000,000   225,000,000   150,000,000
Issued....................................   48,213,261    51,487,500    48,213,261    51,487,500
Outstanding...............................   44,478,318    41,971,870    46,359,668    47,867,934
Treasury Stock............................    3,734,943     9,515,630     1,853,593     3,619,566

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                      FOR THE YEARS
                                                                    ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Revenue:
  Investment management fees................................  $178,612   $137,823   $117,784
  Underwriting and distribution fees........................   126,318    106,615     89,427
  Shareholder service fees..................................    41,525     33,808     30,763
  Investment and other revenue..............................    10,202      9,043      3,798
                                                              --------   --------   --------
    Total revenue...........................................   356,657    287,289    241,772
                                                              --------   --------   --------
Expenses:
  Underwriting and distribution.............................   124,938     99,575     79,995
  Compensation and related costs............................    44,944     31,512     26,618
  General and administrative................................    19,245      8,551     15,826
  Depreciation..............................................     2,162      1,892      1,307
  Interest expense..........................................     6,546        704         --
  Amortization of goodwill..................................     3,224      2,903      2,903
  Loss on sale of real estate...............................     4,592         --         --
  Write-off of deferred acquisition costs...................    18,981         --         --
                                                              --------   --------   --------
    Total expenses..........................................   224,632    145,137    126,649
                                                              --------   --------   --------
Income before affiliated items and provision for income
  taxes.....................................................   132,025    142,152    115,123
Affiliated items:
  Interest income...........................................        --      1,950     11,323
  Interest expense..........................................        --     (8,604)   (11,299)
                                                              --------   --------   --------
Income before provision for income taxes....................   132,025    135,498    115,147
Provision for income taxes..................................    50,258     51,763     44,855
                                                              --------   --------   --------
    Net income..............................................  $ 81,767   $ 83,735   $ 70,292
                                                              ========   ========   ========
Net income per share:
  -- Basic..................................................  $   0.91   $   0.85   $   0.71
                                                              ========   ========   ========
  -- Diluted................................................  $   0.89   $   0.84   $   0.71
                                                              ========   ========   ========
Weighted average shares outstanding:
  -- Basic..................................................    89,456     98,681     99,701
  -- Diluted................................................    91,548     99,269     99,701
Dividends declared per common share.........................  $ 0.3536   $ 0.3536   $ 0.0000

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                  DIVIDENDS IN
                                                                                    EXCESS OF
                                                                                RETAINED EARNINGS
                                     COMMON STOCK       ADDITIONAL               AND ADDITIONAL
                                  -------------------    PAID-IN     RETAINED        PAID-IN          DEFERRED     TREASURY
                                   SHARES     AMOUNT     CAPITAL     EARNINGS        CAPITAL        COMPENSATION    STOCK
                                  --------   --------   ----------   --------   -----------------   ------------   --------
                                                                       (IN THOUSANDS)
Balance at December 31, 1996....   63,450      $635       231,756         --              --               --           --

Net income......................       --        --            --     70,292              --               --           --
Contributions from parent.......       --        --        47,980         --              --               --           --
Other distributions.............       --        --      (279,948)   (18,627)       (230,658)              --           --
Cash dividends to parent........       --        --            --    (51,665)             --               --           --
Unrealized gain on investment
  securities....................       --        --            --         --              --               --           --
                                   ------      ----      --------    -------        --------          -------      --------

Balance at December 31, 1997....   63,450       635          (212)        --        (230,658)              --           --

Net income......................       --        --            --     73,712          10,023               --           --
Issuance of restricted shares...      446         4         5,259         --              --          (12,494)          --
IPO proceeds....................   35,805       358       295,021         --         220,635               --           --
Dividends paid..................       --        --            --    (26,387)             --               --           --
Other distributions.............       --        --       (54,129)        --              --               --           --
Treasury stock repurchases......       --        --            --         --              --               --      (74,833)
Unrealized loss on investment
  securities....................       --        --            --         --              --               --           --
                                   ------      ----      --------    -------        --------          -------      --------

Balance at December 31, 1998....   99,701       997       245,939     47,325              --          (12,494)     (74,833)

Net income......................       --        --            --     81,767              --               --           --
Recognition of deferred
  compensation..................       --        --            --         --              --            1,370           --
Issuance of restricted shares...       --        --             6         --              --             (122)         116
Dividends paid..................       --        --            --    (31,963)             --               --           --
Exercise of stock options.......       --        --       (15,964)        --              --               --        8,537
Tax benefit from exercise of
  options.......................       --        --         8,453         --              --               --           --
Treasury stock repurchases......       --        --            --         --              --               --      (132,180)
Unrealized loss on investment
  securities....................       --        --            --         --              --               --           --
                                   ------      ----      --------    -------        --------          -------      --------

Balance at December 31, 1999....   99,701       997       238,434     97,129              --          (11,246)     (198,360)
                                   ======      ====      ========    =======        ========          =======      ========


                                   ACCUMULATED
                                      OTHER            TOTAL
                                  COMPREHENSIVE    STOCKHOLDERS'
                                     INCOME       EQUITY (DEFICIT)
                                  -------------   ----------------
                                           (IN THOUSANDS)
Balance at December 31, 1996....       164             232,555
Net income......................        --              70,292
Contributions from parent.......        --              47,980
Other distributions.............        --            (529,233)
Cash dividends to parent........        --             (51,665)
Unrealized gain on investment
  securities....................       180                 180
                                      ----            --------
Balance at December 31, 1997....       344            (229,891)
Net income......................        --              83,735
Issuance of restricted shares...        --              (7,231)
IPO proceeds....................        --             516,014
Dividends paid..................        --             (26,387)
Other distributions.............        --             (54,129)
Treasury stock repurchases......        --             (74,833)
Unrealized loss on investment
  securities....................      (142)               (142)
                                      ----            --------
Balance at December 31, 1998....       202             207,136
Net income......................        --              81,767
Recognition of deferred
  compensation..................        --               1,370
Issuance of restricted shares...        --                  --
Dividends paid..................        --             (31,963)
Exercise of stock options.......        --              (7,427)
Tax benefit from exercise of
  options.......................        --               8,453
Treasury stock repurchases......        --            (132,180)
Unrealized loss on investment
  securities....................      (813)               (813)
                                      ----            --------
Balance at December 31, 1999....      (611)            126,343
                                      ====            ========

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Net income..................................................  $81,767     83,735     70,292
Other comprehensive income:
  Net unrealized appreciation (depreciation) of investments
    during the period, net of income taxes of $(387),
    $(150), and $110........................................     (616)      (249)       180
  Reclassification adjustment for amounts included in net
    income, net of income taxes of $(124), $64, and $0......     (197)       107         --
                                                              -------     ------     ------
Comprehensive Income........................................  $80,954     83,593     70,472
                                                              =======     ======     ======

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income................................................  $ 81,767     83,735    70,292
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     5,386      4,795     4,210
    Recognition of deferred compensation....................     1,370      1,333        --
    (Gain)/loss on sale of investments......................      (375)       171        --
    Loss on sale and retirement of fixed assets.............        67         75        65
    Write-off of deferred acquisition cost..................    18,981         --        --
    Loss on sale of real estate.............................     4,592         --        --
    Capital gains and dividends reinvested..................      (471)      (399)      (78)
    Deferred income taxes...................................    (4,089)    (1,988)       27
    Changes in assets and liabilities net of acquisition:
      Receivables from funds................................    (1,857)    (1,709)     (452)
      Other receivables.....................................    10,788    (23,818)   (1,195)
      Due to/from affiliates -- operating...................        --      4,509    (4,217)
      Other assets..........................................    (9,728)    (3,661)   (5,383)
      Accounts payable......................................     5,457      5,375    (1,883)
      Other liabilities.....................................    (3,596)    10,237       898
                                                              --------   --------   -------
Net cash provided by operating activities...................   108,292     78,655    62,284
                                                              --------   --------   -------
Cash flows from investing activities:
  Additions to investment securities........................   (16,201)  (110,652)      (40)
  Proceeds from sales of investment securities..............       635     24,020         1
  Proceeds from maturity of investment securities...........    27,995      2,424     1,260
  Additions to property and equipment.......................    (9,096)    (7,602)   (3,218)
  Investment in real estate.................................       551     (5,913)       --
  Proceeds from sale of real estate.........................    16,452         --        --
  Investment in Austin, Calvert, and Flavin, (net of $1,611
    cash acquired)..........................................   (19,557)        --        --
  Other.....................................................        --          7        50
                                                              --------   --------   -------
Net cash used by/(used in) investing activities.............       779    (97,716)   (1,947)
                                                              --------   --------   -------
Cash flows from financing activities:
  Cash dividends to parent..................................        --         --   (51,665)
  Proceeds from IPO.........................................        --    516,014        --
  Net borrowings on credit facility.........................    85,000     40,000        --
  Cash dividends............................................   (31,963)   (26,387)       --
  Change in due to/from affiliates -- nonoperating..........        --   (479,373)  (37,888)
  Purchase of treasury stock................................  (132,180)   (74,833)       --
  Exercise of stock options.................................       869         --        --
  Cash contributions from parent............................        --         --    44,033
                                                              --------   --------   -------
Net cash used in financing activities.......................   (78,274)   (24,579)  (45,520)
                                                              --------   --------   -------
Net increase (decrease) in cash and cash equivalents........    30,797    (43,640)   14,817
Cash and cash equivalents at beginning of year..............    30,180     73,820    59,003
                                                              --------   --------   -------
Cash and cash equivalents at end of year....................  $ 60,977     30,180    73,820
                                                              ========   ========   =======
Cash paid for:
  Income taxes..............................................  $ 50,551     48,830    65,754
  Interest..................................................     5,932        628        --

          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998, AND 1997

1. WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES AND BASIS OF PRESENTATION

BUSINESS

    Waddell & Reed Financial, Inc. and subsidiaries (the "Company") derive their revenues primarily from investment management, investment product distribution, and shareholder services administration provided to the United mutual funds, Waddell & Reed mutual funds, Target/United mutual funds (collectively the "Funds") and managed institutional accounts. The Funds and institutional accounts operate under various rules and regulations set forth by the Securities and Exchange Commission (the "Commission"). Services to the Funds are provided under contracts that set forth the fees to be charged for these services. The majority of these contracts are subject to annual review and approval by each Fund's board of directors and shareholders. Company revenues are largely dependent on the total value and composition of assets under management, which include domestic and international equity and debt securities. Accordingly, fluctuations in financial markets and composition of assets under management impact revenues and results of operations. For 1999, management fees from the United Income Fund were $44.4 million or 12% of total revenues. The United Income Fund had a net asset value of $8.4 billion at December 31, 1999 and was the Company's largest fund.

    Prior to December 1997, the Company was known as United Investors Management Company. In the first quarter of 1998, the insurance operations of the Company, United Investors Life Insurance Company, were distributed to Torchmark Corporation and a subsidiary of Torchmark Corporation (together, "Torchmark"). The Company was wholly owned by Torchmark until March 4, 1998, when the Company completed the initial public offering of its Class A Common Stock ("Offering"), with the Company realizing net proceeds of approximately $516 million. Approximately $481 million of the proceeds were used to prepay notes payable to Torchmark. After giving effect to the Offering and prior to November 6, 1998, Torchmark controlled in excess of 60% of the outstanding Class A and Class B Common Stock, and in excess of 80% of the voting power of the outstanding
Class A and Class B Common Stock of the Company. On November 6, 1998 Torchmark distributed its remaining ownership interest in the Company by means of a tax free spin-off to the stockholders of Torchmark of all common stock of the Company held by Torchmark.

BASIS OF PRESENTATION

    The accompanying financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Amounts in the accompanying financial statements and notes are rounded to the nearest thousand. Certain amounts in the prior year financial statements have been reclassified to conform to the 1999 presentation.

USE OF ESTIMATES

    The management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Given the nature of the Company's assets and liabilities, the Company believes the amounts in the financial statements approximate fair value.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

1. WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES AND BASIS OF PRESENTATION (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and short-term investments. The Company considers all highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

INVESTMENT SECURITIES AND INVESTMENT IN AFFILIATED MUTUAL FUNDS

    All investments in debt securities and mutual funds are classified as available-for-sale. As a result, these investments are recorded at fair value. Unrealized holding gains and losses, net of related tax effects, are excluded from earnings until realized and are reported as a separate component of comprehensive income. Realized gains and losses are computed using the specific identification method for investment securities other than mutual funds. For mutual funds, realized gains and losses are computed using the average cost method.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist primarily of investments in U.S. government and agency securities, municipal securities, corporate securities, and affiliated money market and fixed income mutual funds and accounts receivable. Credit risk is believed to be minimal in that the U.S. government and agency securities are backed by the full faith and credit of the U.S. government, municipal securities are backed by the full taxing power of the issuing municipality or revenues from a specific project, corporate bonds are backed by the assets of the corporations, and the affiliated mutual funds have substantial net assets.

COMPREHENSIVE INCOME

    Comprehensive income consists of net income and unrealized gains (losses) on available-for-sale securities and is presented in a separate statement of comprehensive income.

PROPERTY AND EQUIPMENT AND INVESTMENT IN REAL ESTATE

    Property and equipment and investment real estate are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, arose in connection with the acquisition of the Company by Torchmark and the August 1999 acquisition of Austin Calvert & Flavin, Inc. ("ACF") by the Company. Amortization related to the acquisition of the Company by Torchmark is on a straight-line basis over 40 years. Amortization related to the acquisition of ACF by the Company is on a straight-line basis over 25 years. The Company assesses the recoverability of goodwill by determining whether the unamortized balance can be recovered through undiscounted future operating cash flows over its remaining life. Impairment, if any, is measured by the excess of the unamortized balance over discounted future operating cash flows.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

1. WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES AND BASIS OF PRESENTATION (CONTINUED)
DEFERRED SALES COMMISSIONS

    The Company defers certain costs, principally selling commissions, which are paid to financial advisors in connection with the sale of certain shares of Waddell & Reed funds and United funds. Beginning in the fourth quarter of 1999, the Company began restructuring its mutual fund products at which time the Waddell & Reed funds Class B shares were closed for new sales. Existing
Waddell & Reed funds Class B shares will be converted to Waddell & Reed funds Class C shares in March 2000. The deferred acquisition costs associated with the discontinued Waddell & Reed funds Class B shares were being amortized over the life of the shareholder investments not to exceed ten years. As a result of the discontinuation of these shares, the Company wrote off the balance of related deferred acquisition costs in the amount of $18,981,000 in the fourth quarter of 1999. Upon conversion of the Waddell & Reed Class B shares, no contingent deferred sales charge will be collected for any converted share redemptions. Concurrent with the restructuring of mutual fund products, the United Funds began selling Class B and Class C shares and the Waddell & Reed funds began selling Class C shares. The deferred costs associated with the sale of United funds Class B shares is amortized on a straight-line basis over the life of the shareholders' investments not to exceed six years. The deferred costs associated with the sale of United funds Class C shares and the Waddell & Reed funds
Class C shares are amortized on a straight-line basis not to exceed twelve months. The Company recovers such costs through 12b-1 distribution fees, which are paid by the Waddell & Reed funds and the United funds Class B and C shares along with contingent deferred sales charges paid by shareholders who redeem their shares prior to completion of the required holding periods.

REVENUE RECOGNITION

    Investment advisory and administrative service fees are recognized when earned. Commission revenues and expenses (and related receivables and payables) resulting from securities transactions are recorded on the date on which the order to buy or sell securities is executed.

ADVERTISING

    Advertising costs are expensed as incurred. Amounts incurred were $4,592,000, $2,845,000, and $1,046,000 for 1999, 1998 and 1997, respectively.

EARNINGS PER SHARE

    The weighted average number of shares for basic earnings per share was 89,455,500, 98,680,500, and 99,700,500 for 1999, 1998 and 1997 respectively. The weighted average number of shares used in computing diluted earnings per share, which reflects the potential impact of stock options and restricted stock awards, was 91,548,000, 99,268,500, and 99,700,500 for 1999, 1998 and 1997,
respectively. The average number of shares used for 1997 is the actual shares outstanding at the Offering.

2. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents at December 31, 1999 and 1998 include reserves of $17,114,000 and $10,810,000, respectively, for the benefit of customers in compliance with securities industry regulations. Substantially all such reserves are in excess of federal deposit insurance limits.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

3. INVESTMENT SECURITIES, AVAILABLE-FOR-SALE

    Investments at December 31, 1999 and 1998 are as follows:

                                       AMORTIZED   UNREALIZED   UNREALIZED
1999                                     COST        GAINS        LOSSES     FAIR VALUE
----                                   ---------   ----------   ----------   ----------
                                                        (IN THOUSANDS)
United States government-backed
  mortgage securities................   $ 2,136           2           (3)       2,135
Municipal bonds......................    39,225           7       (1,959)      37,273
Corporate bonds......................    36,478           0         (822)      35,656
Preferred stock......................     3,200           0            0        3,200
Affiliated mutual funds..............    10,202       1,842          (63)      11,981
                                        -------       -----       ------       ------
                                        $91,241       1,851       (2,847)      90,245
                                        =======       =====       ======       ======

                                      AMORTIZED   UNREALIZED   UNREALIZED
1998                                    COST        GAINS        LOSSES     FAIR VALUE
----                                  ---------   ----------   ----------   ----------
                                                       (IN THOUSANDS)
United States government-backed
  mortgage securities...............  $  2,944          50            0         2,994
Municipal bonds.....................    47,030       1,300          (56)       48,274
Corporate bonds.....................    41,012         120       (1,125)       40,007
Preferred stock.....................     8,292         119            0         8,411
Affiliated mutual funds.............     3,547          25         (105)        3,467
                                      --------       -----       ------       -------
                                      $102,825       1,614       (1,286)      103,153
                                      ========       =====       ======       =======

    Municipal and corporate bonds held as of December 31, 1999 mature as follows:

                                                            AMORTIZED     FAIR
                                                              COST       VALUE
                                                            ---------   --------
                                                               (IN THOUSANDS)
Within one year...........................................   $ 2,005      2,035
After one year but within five years......................    29,663     29,470
After five years but within ten years.....................    19,262     19,064
After ten years...........................................    24,773     22,360
                                                             -------     ------
                                                             $75,703     72,929
                                                             =======     ======

    In 1999, investment securities with fair value of $635,000 were sold, which resulted in realized gain of $6,000. In 1998, investment securities with fair value of $24,020,000 were sold, which resulted in realized losses of $171,000.

4. ACQUISITION OF SUBSIDIARY

    On August 9, 1999, the Company acquired Austin, Calvert & Flavin, Inc. ("ACF") in a business combination accounted for as a purchase. ACF, based in San Antonio, TX, is primarily engaged in managing investments for trusts, high net worth families and individuals, and pension plans of corporations, hospitals, schools, labor unions, endowments, and foundations. The results of operations

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

4. ACQUISITION OF SUBSIDIARY (CONTINUED) of ACF are included on the accompanying financial statements since the date of acquisition. The total cost of the acquisition, including expenses, was $21,168,000, which exceeded the fair value of the net assets of ACF by $20,289,000. The excess is being amortized on a straight-line basis over 25 years. The acquisition agreement provides for additional purchase price payments based upon the achievement by ACF of specified earnings levels over the next five years. These payments could aggregate as much as $8.7 million.

    A summary of the net assets acquired is as follows (in thousands):

Assets acquired
  Cash......................................................  $ 1,611
  Accounts Receivable.......................................    1,464
  Goodwill..................................................   20,289
  Other assets..............................................      156
                                                              -------
  Total.....................................................   23,520
Liabilities assumed.........................................    2,352
Total Purchase Price........................................  $21,168
                                                              =======

    The table below presents supplemental pro forma information for 1999 and 1998 as if the ACF acquisition were made on January 1, 1998 at the same purchase price, based on estimates and assumptions considered appropriate:

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                       1999           1998
                                                   ------------   ------------
Revenues.........................................  $360,593,000   $293,616,000
Net Income.......................................    81,808,000     83,744,000
Net Income per common share
  Basic..........................................          0.91           0.85
  Diluted........................................          0.89           0.85

5. INVESTMENT IN REAL ESTATE

    A summary of investment in real estate at December 31, 1998 is as follows (in thousands):

                                                                     ESTIMATED
                                                                    USEFUL LIVES
                                                                    ------------
Land....................................................    3,886
Buildings...............................................   17,868   40 years
                                                          -------
Investment in real estate, at cost......................   21,754
Less accumulated depreciation...........................        0
                                                          -------
Investment real estate, net.............................  $21,754
                                                          =======

    Effective January 1, 1997, the Company contributed its investment in real estate, which consisted of commercial properties located adjacent to its offices in Overland Park, Kansas to TMK Income

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

5. INVESTMENT IN REAL ESTATE (CONTINUED)
Properties, LP ("TIP") in exchange for a limited partnership interest in TIP. TIP is a limited partnership with Torchmark affiliates that was formed for the purpose of acquiring, developing, and managing real estate property. The property was transferred at its net book value. Effective July 1, 1997, the Company contributed additional land and improvements with a net book value of $5,113,000 for an additional 5% interest in TIP. In late 1998, the Company ceased its participation in TIP. In exchange for its partnership interest, the Company received the property which it had originally contributed. Additionally, the Company reimbursed TIP $5,913,000 for improvements made to that property while it was in the partnership.

    Effective December 28, 1999, the Company sold its investments in multi-tenant real estate properties to unrelated third parties. These properties included four commercial buildings and land. Net proceeds from the sale were $16,452,000 which resulted in a $4,592,000 pre-tax loss.

    Net rental income was $1,026,000 for the year ended 1999 and real estate partnership income was $465,000 and $199,000 for the years ended December 31, 1998 and 1997, respectively. Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $0, $0 and $18,000, respectively.

6. PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1999 and 1998 is as follows:

                                                                         ESTIMATED
                                                    1999       1998     USEFUL LIVES
                                                  --------   --------   ------------
                                                    (IN THOUSANDS)
Land............................................  $ 5,260      4,680    --
Building........................................   10,240      6,258    40 years
Furniture and fixtures..........................   11,229      6,992    3-10 years
Equipment and machinery.........................   14,718     13,903    3-10 years
                                                  -------     ------
Property and equipment, at cost.................   41,447     31,833
Less accumulated depreciation...................   13,814     11,184
                                                  -------     ------
Property and equipment, net.....................  $27,633     20,649
                                                  =======     ======

7. REVOLVING CREDIT AGREEMENT

    In October of 1999, the Company renewed its $220 million revolving credit facility, expandable to $330 million, with a syndicate of eight banks. The credit facility is a 364-day revolving facility with an interest rate of LIBOR plus .625% plus an additional .125% fee when utilization of the facility exceeds 50%. The facility provides an additional source of capital to finance share repurchases, acquisitions and other general corporate needs. As of December 31, 1999, the Company had $125 million outstanding on this facility. The credit agreement stipulates two financial condition covenants. The consolidated leverage ratio cannot exceed 3.0 to 1.0 for four consecutive quarters. The consolidated leverage ratio is defined as consolidated total debt to consolidated earnings before interest costs, income taxes, depreciation and amortization ("EBITDA"). The consolidated interest coverage ratio cannot be less than 4.0 to 1.0 for four consecutive quarters. Consolidated interest coverage ratio is defined as consolidated EBITDA to consolidated interest expense. The Company was in compliance with these covenants at December 31, 1999.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

8. TRANSACTIONS WITH RELATED PARTIES

    Until the Offering in March of 1998, the Company was 100% owned by Torchmark. In November of 1998, Torchmark disposed of its remaining interest in the Company through a tax-free distribution to its shareholders. The Company serves as investment advisor to Torchmark and its affiliates and receives advisory fees for this service. Advisory fees, which are based on assets under management, amounted to $1,413,000, $2,401,000, and $1,241,000 for the years ended December 31, 1999, 1998 and 1997, respectively. These commissions were earned under contracts, which have been renewed for 2000 with substantially the same terms.

    The Company earns commissions from UILIC, a Torchmark subsidiary, for marketing life and health insurance products and variable annuities. For the years ended December 31, 1999, 1998 and 1997, the commissions amounted to $46,379,000, $36,724,000, and $30,612,000, respectively.

    Prior to the Offering, Torchmark performed certain administrative services for the Company. Charges for such services were allocated based on a defined formula that prorated Torchmark's total costs for services provided based on each affiliate's assets and compensation expense. These charges were $2,008,000 for the year ended December 31, 1997. During 1999 and 1998, no charges were made pertaining to these administrative services because the Company is no longer an affiliate of Torchmark.

    Effective September 1997, Waddell & Reed Asset Management Company ("WRAMCO"), a subsidiary of the Company, was distributed to Torchmark at its net book value of $2,977,000. WRAMCO provides investment management services to institutional investors and privately managed accounts. Subsequent to the distribution date, the Company provides investment advisory services to WRAMCO and receives a fee based on assets under management.

    At December 31, 1999 and 1998, there were no amounts due from Torchmark and its affiliates other than normal non-interest bearing amounts for current fees and commissions due from the sale of Torchmark products.

9. INCOME TAXES

    The components of total income tax expense are as follows:

                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Currently payable:
  Federal..........................................  $46,608     46,845     38,939
  State............................................    7,044      6,934      5,889
                                                     -------     ------     ------
                                                      53,652     53,779     44,828
Deferred taxes.....................................   (3,394)    (2,016)        27
                                                     -------     ------     ------
Income tax expense from operations.................  $50,258     51,763     44,855
                                                     -------     ------     ------
Stockholders' equity-unrealized gain (loss) on
  investment securities available- for-sale........     (511)       (86)       110
                                                     -------     ------     ------
Total income taxes.................................  $49,747     51,677     44,965
                                                     =======     ======     ======

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

9. INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 1999, 1998 and 1997 are as follows:

                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Deferred tax liabilities:
  Deferred acquisition costs........................  $  (703)    (5,732)    (4,680)
  Fixed assets......................................     (328)         0       (824)
  Other.............................................     (391)      (648)      (500)
                                                      -------     ------     ------
Total gross deferred liabilities....................   (1,422)    (6,380)    (6,004)
                                                      -------     ------     ------
Deferred tax assets:
  Benefit plans.....................................    4,203      3,824      3,557
  Accrued expenses..................................    2,921      2,674      1,442
  Fixed assets......................................        0        983          0
                                                      -------     ------     ------
Total gross deferred assets.........................    7,124      7,481      4,999
                                                      -------     ------     ------
Net deferred tax asset (liability)..................  $ 5,702      1,101     (1,005)
                                                      =======     ======     ======

    A valuation allowance for deferred tax assets was not necessary at December 31, 1999, 1998, and 1997. The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                                        1999       1998       1997
                                                      --------   --------   --------
Statutory federal income tax rate...................     35.0%      35.0       35.0
State income taxes, net of federal tax benefits.....      3.3        3.3        3.3
Other items.........................................     (0.2)      (0.1)       0.7
                                                      -------     ------     ------
Effective income tax rate...........................     38.1%      38.2       39.0
                                                      =======     ======     ======

10. RETIREMENT PLAN

    The Company participates in a noncontributory retirement plan which covers substantially all employees of the Company and certain vested former employees of Torchmark. Benefits payable under the plan are based on employees' years of service and compensation during the final ten years of

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

10. RETIREMENT PLAN (CONTINUED)
employment. This plan invests in equity securities of large capitalization companies, investment grade corporate and government bonds, and cash and cash equivalents.

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Change in benefit obligation
  Benefit obligation at beginning of year...................  $31,254     28,979
  Service cost..............................................    2,328      1,612
  Interest cost.............................................    2,387      2,294
  Actuarial loss (gain).....................................     (847)     2,733
  Benefits paid.............................................   (1,294)    (4,364)
                                                              -------     ------
  Benefit obligation at end of year.........................  $33,828     31,254
                                                              =======     ======
Change in plan assets:
  Fair value of plan assets at beginning of year............  $28,066     25,689
  Actual return on plan assets..............................    6,859      5,249
  Company contribution......................................    3,456      1,492
  Benefits paid.............................................   (1,294)    (4,364)
                                                              -------     ------
  Fair value of plan assets at end of year..................  $37,087     28,066
                                                              =======     ======
Funded status of plan.......................................  $ 3,260     (3,188)
Unrecognized actuarial gain.................................   (8,036)    (3,097)
Unrecognized prior service cost.............................      628        673
Unrecognized net transition obligation......................       98        103
                                                              -------     ------
Net amount recognized.......................................  $(4,050)    (5,509)
                                                              =======     ======

Weighted average assumptions as of December 31:
  Discount rate.............................................     8.00%      6.75%
  Expected return on plan assets............................     9.25%      9.25%
  Rate of compensation increase.............................     5.50%      3.75%
Components of net periodic benefit cost:
  Service cost..............................................  $ 2,328      1,612
  Interest cost.............................................    2,387      2,294
  Expected return on assets.................................   (2,607)    (2,407)
  Prior service cost amortization...........................       44         44
  Transition obligation amortization........................        5          5
                                                              -------     ------
  Net periodic benefit cost.................................  $ 2,157      1,548
                                                              =======     ======

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company sponsors an unfunded defined benefit postretirement medical plan that covers substantially all employees. The plan is contributory with retiree contributions adjusted annually.

                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS)
Change in benefit obligation
  Benefit obligation at beginning of year..................  $ 1,151      1,142
  Service cost.............................................       76         64
  Interest cost............................................       90         92
  Actuarial (gain) loss....................................       28        (70)
  Retiree contributions....................................       71         75
  Benefits and expenses paid...............................     (147)      (152)
                                                             -------     ------
  Benefit obligation at end of year........................  $ 1,269      1,151
                                                             =======     ======

Change in plan assets:
  Fair values of plan assets at beginning of year..........  $     0          0
  Company contribution.....................................       76         77
  Retiree contributions....................................       71         75
  Benefits and expenses paid...............................     (147)      (152)
  Fair value of plan assets at end of year.................  $     0          0
                                                             -------     ------
Funded status..............................................  $(1,269)    (1,151)
Unrecognized loss..........................................       90         62
Unrecognized prior service cost............................     (160)      (175)
                                                             -------     ------
  Accrued benefit cost at December 31......................  $(1,339)    (1,264)
                                                             =======     ======
Weighted average assumptions as of December 31:
  Discount rate............................................     7.75%      7.50%
Components of net periodic benefit cost:
  Service cost.............................................       76         64
  Interest cost............................................       90         92
  Unrecognized amortization of prior service cost..........      (15)       (15)
  Unrecognized net actuarial gain..........................        0          0
                                                             -------     ------
  Net periodic benefit cost................................  $   151        141
                                                             =======     ======

    For measurement purposes, the health care cost trend rate was 7.5% and 8% in 1999 and 1998, respectively. The effect of a 1% annual increase in assumed cost trend rates would increase the December 31, 1999 accumulated postretirement benefit obligation by approximately $286,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 by approximately $56,000. The effect of a 1% annual decrease in assumed cost trend rates would decrease the December 31, 1999 accumulated postretirement benefit obligation by approximately $249,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 by approximately $48,000.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

12. SAVINGS AND INVESTMENT PLANS

    The Company has a savings and investment plan covering substantially all employees. Until December 31, 1998, this plan provided for a matching Company contribution of 50% of the employee's investment in mutual fund shares and/or stock, not to exceed 3% of the employee's salary. The Company's contributions to the savings and investment plan for the years ended December 31, 1998 and 1997 were $858,000, and $716,000, respectively. On January 1, 1999, the Company adopted a 401(k) plan for employees. This plan provides for a 100% Company match on the first 3% of income and 50% on the next 2% of income, not to exceed 4% of the employee's eligible salary. The Company's contribution to the 401(k) plan for the year ended December 31, 1999 was $1,413,000.

13. EMPLOYEE STOCK OPTIONS

    The Company has a fixed employee stock-based compensation plan ("Option Plan"), whereby the Company may grant options on its Class A Common Stock. The exercise price of each option is equal to the market price of the stock on the date of grant. The maximum term of the options is generally ten years and two days and generally vests one-third in each of the three years starting two years after grant date. In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which was effective for the Company beginning January 1, 1996. SFAS No. 123 defines the "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No. 25) and related interpretations which is the method used by the Company. If a company elects to use the intrinsic value method, pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied.

    Pursuant to SFAS No 123, the fair value of each option has been estimated using a Black-Scholes option-pricing model with the following assumptions:

                                                                1999       1998
                                                              --------   --------
Dividend yield..............................................    2.10%      2.34%
Risk-free interest rate.....................................    5.97       5.20
Expected volatility.........................................   28.60      29.70
Expected life (in years)....................................    4.71       4.71

    After the spin off from Torchmark, holders of Torchmark stock options granted prior to 1998 were given a choice to retain their Torchmark options or convert their options into options of the Company ("Conversion Options"). Employees and directors of the Company who held Torchmark options could elect to convert all of their Torchmark options into Conversion Options. In total 5,541,150 Conversion Options were converted from Torchmark options. The Conversion Options retained the same terms as the previous Torchmark options except that the exercise price and the number of shares were adjusted so that the aggregate intrinsic value of the options remained the same.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

13. EMPLOYEE STOCK OPTIONS (CONTINUED)
    Prior to 1998, there were no Company stock options outstanding. A summary of stock option activity and related information for the year ended December 31, 1999 follows:

                                                      1999                            1998
                                          -----------------------------   -----------------------------
                                                       WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                           OPTIONS      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
                                          ----------   ----------------   ----------   ----------------
Outstanding, beginning of year..........  12,124,782        $12.45                 0             0
Granted.................................   3,151,646         16.62         6,583,632        $15.09
Granted in restoration..................   1,887,594         16.76                 0             0
Exercised...............................    (116,213)         7.47                 0             0
Exercised in restoration................  (2,599,208)         8.69                 0             0
Expired.................................    (100,776)        14.87                 0             0
Converted...............................           0             0         5,541,150          9.31
                                          ----------        ------        ----------        ------
Outstanding, end of year................  14,347,825        $14.63        12,124,782        $12.45
                                          ==========        ======        ==========        ======
Exercisable, end of year................   2,853,326        $11.08         4,436,739        $ 9.61
                                          ==========        ======        ==========        ======

    The range of fair values of options granted during the year was $3.31 to $4.95, with a weighted average fair value of $4.45.

    Had compensation cost for the options granted been determined on the basis of fair value pursuant to SFAS No. 123, net income and earnings per share would have been as follows:

                                                              1999       1998
                                                            --------   --------
Net income (in thousands)
  As reported.............................................  $81,767    $83,735
  Pro forma...............................................  $77,141    $79,744
Basic earnings per share
  As reported.............................................  $  0.91    $  0.85
  Pro forma...............................................  $  0.86    $  0.81
Diluted earnings per share
  As reported.............................................  $  0.89    $  0.85
  Pro forma...............................................  $  0.84    $  0.81

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

13. EMPLOYEE STOCK OPTIONS (CONTINUED)
    Following is a summary of options outstanding at December 31, 1999:

                                             OUTSTANDING OPTIONS
                                        -----------------------------
                                                     WEIGHTED AVERAGE                          EXERCISABLE OPTIONS
                                                        REMAINING                          ----------------------------
                       EXERCISE PRICE                CONTRACTUAL LIFE   WEIGHTED AVERAGE               WEIGHTED AVERAGE
YEAR OF GRANT              RANGE          NUMBER        (IN YEARS)       EXERCISE PRICE     NUMBER      EXERCISE PRICE
-------------          --------------   ----------   ----------------   ----------------   ---------   ----------------
*1991-1996...........   $  5.44-9.23     1,022,111         6.6               $ 7.68        1,006,778        $ 7.71
*1997................   $ 8.03-12.51     1,809,041         7.8               $11.25        1,378,980        $12.18
 1998-1999...........   $13.06-17.71    11,516,675         9.1               $15.77          467,568        $15.15

------------------------

    * Options granted prior to 1998 represented options on Torchmark common stock granted by Torchmark prior to the Company's March 4, 1998 initial public offering. These options were converted to options on the Company's common stock on November 6, 1998, concurrent with Torchmark's distribution of the Company's stock to its shareholders (spin-off).

14. UNIFORM CAPITAL RULE REQUIREMENTS

    Waddell & Reed, Inc. ("W&R") a subsidiary of the Company, is a registered broker-dealer and a member of the National Association of Securities
Dealers, Inc. and is therefore subject to a requirement of the Commission's Uniform Net Capital Rule, requiring the maintenance of certain minimal capital levels. At December 31, 1999, W&R had net capital, as defined by the Uniform Capital Rule, of $13,013,000 which is $9,061,000 in excess of the required net capital.

15. COMMITMENTS AND CONTINGENCIES

RENTAL EXPENSE AND LEASE COMMITMENTS

    The Company rents certain sales and other office space under long-term operating leases. Rent expense was $7,074,000, $4,937,000, and $4,397,000 and for the years ended, December 31, 1999, 1998 and 1997, respectively. Future minimum rental commitments under noncancelable operating leases are as follows:

    The Company had minimum remaining rental commitments for the years ended December 31 (in thousands):

2000........................................................  $4,767
2001........................................................   1,988
2002........................................................   1,068
2003........................................................     503
2004........................................................     234
Thereafter..................................................       0
                                                              ------
                                                              $8,560
                                                              ======

    New leases are expected to be executed as existing leases expire. Thus, future minimum lease commitments are not expected to be less than those in 2000.

                         WADDELL & REED FINANCIAL, INC.

                       DECEMBER 31, 1999, 1998, AND 1997

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
CONTINGENCIES

    From time to time, the Company is a party to various claims arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, it is unlikely that any adverse determination in one or more pending claims would have a material adverse effect on the Company's financial position or results of operations.

16. SUBSEQUENT EVENTS

STOCK SPLIT

    On February 23, 2000, the Company declared a three-for-two stock split on the Company's Class A and Class B common stock payable April 7, 2000 to stockholders of record as of March 17, 2000. All per share and share outstanding data in the consolidated financial statements and related notes have been restated to reflect the stock split for all periods presented.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                           ASSETS                             -------------   ------------
                                                               (UNAUDITED)
Assets:
  Cash and cash equivalents.................................    $ 59,103          60,977
  Investment securities, available-for-sale.................      71,458          90,245
  Receivables:
    Mutual Funds............................................      12,632           7,597
    Customers and other.....................................      28,187          19,541
  Current income taxes......................................       4,717              --
  Deferred income taxes.....................................          44              37
  Prepaid expenses and other current assets.................       5,136           7,111
                                                                --------        --------
    Total current assets....................................     181,277         185,508
                                                                --------        --------
  Property and equipment, net...............................      48,393          27,633
  Deferred sales commissions, net...........................       9,191           1,851
  Goodwill (net of accumulated amortization of $30,470 and
    $26,493)................................................     168,589         112,994
  Deferred income taxes.....................................         192           5,665
  Other assets..............................................       2,724           1,422
                                                                --------        --------
    Total assets............................................    $410,366         335,073
                                                                ========        ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Accounts payable........................................    $ 30,778          34,002
    Accrued sales force compensation........................      17,231          14,578
    Short term notes payable................................     200,341         125,307
    Income taxes payable....................................          --           8,284
    Other current liabilities...............................      21,668          16,456
                                                                --------        --------
    Total current liabilities...............................     270,018         198,627
                                                                --------        --------
  Accrued pensions and post-retirement costs................      12,872          10,103
  Other liabilities.........................................         259              --
                                                                --------        --------
    Total liabilities.......................................     283,149         208,730
                                                                --------        --------
Stockholders' equity:
  Common stock (See table below)............................         997             997
  Additional paid-in capital................................     252,358         238,434
  Retained earnings.........................................     179,351          97,129
  Deferred compensation.....................................     (10,177)        (11,246)
  Treasury stock (See table below)..........................    (295,126)       (198,360)
  Accumulated other comprehensive income....................        (186)           (611)
                                                                --------        --------
    Total stockholders' equity..............................     127,217         126,343
                                                                --------        --------
Total liabilities and stockholders' equity..................    $410,366         335,073
                                                                ========        ========

                                                      2000                        1999
COMMON STOCK                                -------------------------   -------------------------
($.01 PAR VALUE)                              CLASS A       CLASS B       CLASS A       CLASS B
----------------                            -----------   -----------   -----------   -----------
  Authorized..............................  225,000,000   150,000,000   225,000,000   150,000,000
  Issued..................................   48,213,261    51,487,500    48,213,261    51,487,500
  Outstanding.............................   43,471,008    40,245,617    44,478,318    41,971,870
  Treasury Stock..........................    4,742,253    11,241,883     3,734,943     9,515,630

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              UNAUDITED (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                        FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                         ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                        ---------------------   ---------------------
                                                          2000        1999        2000        1999
                                                        ---------   ---------   ---------   ---------
Revenue:
  Investment management fees..........................   $64,619     $47,091    $190,725    $124,114
  Underwriting and distribution fees..................    49,500      30,466     150,872      94,056
  Shareholder service fees............................    13,938      10,622      38,836      30,716
  Investment and other revenue........................     1,869       2,090       8,010       7,561
                                                         -------     -------    --------    --------
    Total revenue.....................................   129,926      90,269     388,443     256,447
                                                         -------     -------    --------    --------
Expenses:
  Underwriting and distribution.......................    45,436      30,703     136,746      92,947
  Compensation and related costs......................    14,126      10,991      42,550      29,734
  General and administrative..........................     7,118       5,275      21,171      13,820
  Depreciation........................................       917         551       2,433       1,613
  Interest expense....................................     4,058       1,904      10,825       3,910
  Amortization of goodwill............................     1,525         845       3,977       2,297
                                                         -------     -------    --------    --------
    Total expenses....................................    73,180      50,269     217,702     144,321
                                                         -------     -------    --------    --------
Income before provision for income taxes..............    56,746      40,000     170,741     112,126
Provision for income taxes............................    22,215      15,320      66,374      42,674
                                                         -------     -------    --------    --------
    Net income........................................   $34,531     $24,680    $104,367    $ 69,452
                                                         =======     =======    ========    ========
Net income per share:
  -- Basic............................................   $  0.42     $  0.28    $   1.25    $   0.77
  -- Diluted..........................................   $  0.40     $  0.27    $   1.20    $   0.75
                                                         =======     =======    ========    ========
Weighted average shares outstanding:
  -- Basic............................................    83,152      87,860      83,339      90,453
  -- Diluted..........................................    87,179      89,975      86,874      92,679
                                                         =======     =======    ========    ========
Dividends declared per common share...................   $0.0884     $0.0884    $ 0.2652    $ 0.2652

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                            UNAUDITED (IN THOUSANDS)

                                                COMMON STOCK       ADDITIONAL
                                             -------------------    PAID-IN     RETAINED     DEFERRED      TREASURY
                                              SHARES     AMOUNT     CAPITAL     EARNINGS   COMPENSATION     STOCK
                                             --------   --------   ----------   --------   -------------   --------
Balance at December 31, 1999...............   99,701      $997      238,434      97,129       (11,246)     (198,360)

Net income.................................       --        --           --     104,367            --           --
Recognition of deferred compensation.......       --        --           --          --         1,069           --
Dividends paid.............................       --        --           --     (22,145)           --           --
Exercise of stock options, net.............       --        --      (18,392)         --            --         (589)
Tax benefit from exercise of options.......       --        --       32,316          --            --           --
Treasury stock repurchases.................       --        --           --          --            --      (96,177)
Unrealized loss on investment securities...       --        --           --          --            --           --
                                              ------      ----      -------     -------       -------      --------
Balance at September 30, 2000..............   99,701      $997      252,358     179,351       (10,177)     (295,126)
                                              ======      ====      =======     =======       =======      ========

                                              ACCUMULATED
                                                 OTHER            TOTAL
                                             COMPREHENSIVE    STOCKHOLDERS'
                                                 INCOME          EQUITY
                                             --------------   -------------
Balance at December 31, 1999...............       (611)          126,343
Net income.................................         --           104,367
Recognition of deferred compensation.......         --             1,069
Dividends paid.............................         --           (22,145)
Exercise of stock options, net.............         --           (18,981)
Tax benefit from exercise of options.......         --            32,316
Treasury stock repurchases.................         --           (96,177)
Unrealized loss on investment securities...        425               425
                                                  ----           -------
Balance at September 30, 2000..............       (186)          127,217
                                                  ====           =======

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                            UNAUDITED (IN THOUSANDS)

                                                           FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                         ------------------------      ----------------------
                                                           2000           1999           2000          1999
                                                         ---------      ---------      --------      --------
Net income.............................................   $34,531        24,680        $104,367       69,452
Other comprehensive income:
  Net unrealized appreciation (depreciation) of
    investments during the period, net of income taxes
    of $(17), $(301), $1,087 and $(926)................       (30)         (485)          1,745       (1,491)
  Reclassification adjustment for amounts included in
    net income, net of income taxes of $(4), $72,
    $(826),
    and $(40)..........................................        (6)          115          (1,320)         (63)
                                                          -------        ------        --------       ------
Comprehensive Income...................................   $34,495        24,310        $104,792       67,898
                                                          =======        ======        ========       ======

          See accompanying notes to consolidated financial statements.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            UNAUDITED (IN THOUSANDS)

                                                                FOR THE NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                            ---------------------------------
                                                                 2000              1999
                                                            ---------------   ---------------
Cash flows from operating activities:
  Net income..............................................     $104,367          $  69,452
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization.......................        6,460              3,910
      Recognition of deferred compensation................        1,069              1,030
      (Gain)/loss on sale of investments..................       (2,096)                52
      (Gain)/loss on sale and retirement of fixed
        assets............................................           (1)                32
      Capital gains and dividends reinvested..............         (106)               (94)
      Deferred income taxes...............................        5,272              2,176
      Changes in assets and liabilities (net of
        acquisition):
          Receivables from funds..........................       (5,035)            (2,378)
          Other receivables...............................       (1,406)             6,917
          Other assets....................................       (6,219)            (5,751)
          Accounts payable................................       (3,260)             4,170
          Other liabilities...............................       21,802              3,995
                                                               --------          ---------
Net cash provided by operating activities.................      120,847             83,511
                                                               --------          ---------
Cash flows from investing activities:
  Additions to investment securities......................      (18,032)            (2,776)
  Proceeds from sale of investment securities.............       37,773             14,660
  Proceeds from maturity of investment securities.........        2,299                856
  Additions to property and equipment.....................      (22,168)            (6,612)
  Investment in real estate...............................           --                551
  Acquisition of subsidiaries (net of cash acquired)......      (60,290)           (19,410)
                                                               --------          ---------
Net cash used in investing activities.....................      (60,418)           (12,731)
                                                               --------          ---------
Cash flows from financing activities:
  Net borrowings on credit facility.......................       75,000            115,000
  Cash dividends..........................................      (22,145)           (24,303)
  Purchase of treasury stock..............................      (96,177)          (125,960)
  Stock option exercises -- net payments..................      (26,055)            (8,295)
  Exercise of stock options...............................        7,074                462
                                                               --------          ---------
Net cash used in financing activities.....................      (62,303)           (43,096)
                                                               --------          ---------
Net increase/(decrease) in cash and cash equivalents......       (1,874)            27,684
Cash and cash equivalents at beginning of period..........       60,977             30,180
                                                               --------          ---------
Cash and cash equivalents at end of period................     $ 59,103             57,864
                                                               ========          =========

          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES AND BASIS OF PRESENTATION:

    WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

    Waddell & Reed Financial, Inc. and subsidiaries (the "Company") derive their revenues primarily from investment management, distribution, administration, and related services provided to the Waddell & Reed Advisors Funds ("Advisors Funds"), W&R Funds, W&R Target Funds ("Target Funds") and institutional accounts in the United States.

    BASIS OF PRESENTATION

    In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments consisting of normal recurring adjustments, necessary to present fairly the results of its operations and its cash flows for the periods ended September 30, 2000 and 1999 and its financial position at September 30, 2000. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1999, from which the accompanying balance sheet as of December 31, 1999 was derived. The operating results and cash flows for the periods ended September 30, 2000 are not necessarily indicative of the results that will be achieved in future periods.

    STOCK SPLIT

    On February 23, 2000, the Company declared a three-for-two stock split on the Company's Class A and Class B common stock payable April 7, 2000 to stockholders of record as of March 17, 2000 and effected April 10, 2000. All per share and share outstanding data in the consolidated financial statements and related notes have been restated to reflect the stock split for all periods presented.

    ACQUISITION OF SUBSIDIARY

    On March 31, 2000, the Company completed its acquisition of The Legend Group ("Legend"), a privately-held mutual fund distribution and retirement planning company based in Palm Beach Gardens, Florida. The acquisition has been accounted for as a purchase and, accordingly, the results of Legend are included with those of the Company commencing on the date of acquisition. The purchase price of $61,403,000, including direct costs, has been allocated to the assets acquired and liabilities assumed resulting in goodwill of $59,571,000, which is being amortized on a straight line basis over 25 years.

    The purchase agreement provides for additional purchase price payments contingent upon the achievement by Legend of specified earnings levels over the next three years. These contingent payments could aggregate to as much as $14.0 million.

                         WADDELL & REED FINANCIAL, INC.

    A summary of the net assets acquired is as follows (in thousands):

Assets acquired
  Cash and cash equivalents.................................  $ 1,113
  Accounts receivable.......................................    7,156
  Goodwill..................................................   59,571
  Other assets..............................................    1,949
                                                              -------
  Total.....................................................   69,789
Liabilities assumed.........................................    8,386
                                                              -------
Total purchase price........................................  $61,403
                                                              =======

    LIQUIDITY AND CAPITAL

    On July 11, 2000, the Company declared a dividend payable on November 1, 2000 in the amount of $.0884 per share to shareholders of record as of October 11, 2000. The total dividend paid was $7,401,000.

    Excluding share repurchases used to satisfy stock option exercises, the Company did not repurchase shares of its common stock during the three month period ended September 30, 2000. For the nine month period ended September 30, 2000, the Company repurchased 4,747,292 Class A and Class B common shares at an average price of $20.24 per share, on a post-split basis.

    EARNINGS PER SHARE

    Basic earnings per share for the 2000 and 1999 periods are based on the average number of shares outstanding for the periods ended September 30, 2000 and 1999, respectively. Diluted earnings per share for these periods also includes the dilutive impact of stock options.

P R O S P E C T U S
                                $400,000,000.00
                         WADDELL & REED FINANCIAL, INC.
                             SENIOR DEBT SECURITIES
                      JUNIOR SUBORDINATED DEBT SECURITIES
                          WARRANTS AND WARRANT SPREADS
                                  COMMON STOCK
                         WADDELL & REED CAPITAL TRUST I
                           TRUST PREFERRED SECURITIES
  (FULLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS, AS DESCRIBED
                   HEREIN, BY WADDELL & REED FINANCIAL, INC.)

       This prospectus contains a general description of the securities which WADDELL & REED FINANCIAL, INC. and/or WADDELL & REED Capital Trust I may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read the prospectus and any supplement carefully before you invest.

                               ------------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                               ------------------

                The date of this prospectus is January 12, 2001.

                                    SUMMARY

       This document is called a prospectus. This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the securities, you should carefully read this prospectus with the attached prospectus supplement. This prospectus and the prospectus supplement together give the specific terms of the securities being offered. You should also read the documents referred to under the heading, "Where You Can Find More Information About the Company and
WADDELL & REED Capital Trust I" for information on WADDELL & REED FINANCIAL, INC. and its financial statements. The Company has its principal offices at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: 913-236-2000). Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

       WADDELL & REED FINANCIAL, INC., a Delaware corporation (also referred to as the "Company", "WADDELL & REED", "us" or "we"), and WADDELL & REED Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (also referred to as "WADDELL & REED Capital Trust I") has filed a registration statement with the Securities and Exchange Commission under a "shelf" registration procedure. Under this procedure the Company may offer and sell from time to time, in one or more series, up to $400,000,000.00, or the equivalent in one or more foreign currencies, including composite currencies such as the Euro, of any of the following securities:

      - senior debt securities,

      - junior subordinated debt securities,

      - warrants, including warrant spreads,

      - common stock,

      - trust preferred securities of WADDELL & REED Capital Trust I, and

      - guarantees, described below, relating to the trust preferred securities of WADDELL & REED Capital Trust I.

       The securities may be sold for U.S. dollars, foreign-denominated currency or currency units; amounts payable with respect to any such securities may be payable in U.S. dollars or foreign-denominated currency or currency units.

       This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

       The prospectus supplement will also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

       The Company and WADDELL & REED Capital Trust I may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Company and WADDELL & REED Capital Trust I directly or through dealers or agents designated from time to time, which agents may be affiliates of the Company and WADDELL & REED Capital Trust I. If the Company, directly or through agents, solicits offers to purchase the securities, the Company reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any such offer.

       The prospectus supplement will also contain, with respect to the securities being sold, the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of such underwriters and the net proceeds to the Company and WADDELL & REED Capital Trust I.

       Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
                       AND WADDELL & REED CAPITAL TRUST I

       The Company and WADDELL & REED Capital Trust I have filed a registration statement with the SEC. This prospectus is part of the registration statement but the registration statement also contains additional information and exhibits. The Company also files proxy statements, annual, quarterly and special reports, and other information with the SEC. You may read and copy the registration statement and any reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York, New York and Chicago, Illinois.

       You can call the SEC for further information about its public reference rooms at 1-800-732-0330. Such material is also available at the SEC's website at "http://www.sec.gov."

       You can also inspect reports, proxy statements and other information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

       The SEC allows the Company to incorporate documents by reference in this prospectus. This means that by listing or referring to a document which the Company has filed with the SEC in this prospectus, that document is considered to be a part of this prospectus and should be read with the same care. When the Company updates the information contained in documents which have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated.

       The documents listed below are incorporated by reference into this prospectus:

         COMPANY SEC FILINGS                          PERIOD
         -------------------                          ------
Annual Report on Form 10-K...........  Year ended December 31, 1999
Quarterly Reports on Form 10-Q.......  Quarter ended June 30, 2000
Current Reports on Form 8-K..........  Dated:
                                       -  February 28, 2000
                                       -  March 7, 2000
                                       -  March 31, 2000
Current Report on Form 8-K/A.........  Dated March 31, 2000

       The Company also incorporates by reference additional documents that it may file with the SEC between the date of this prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

       You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

                               Investor Relations
                         WADDELL & REED FINANCIAL, INC.
                               6300 Lamar Avenue
                          Overland Park, Kansas 66202
                                 (913) 236-2000

       If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, after we receive your request.

       YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

       No separate financial statements of WADDELL & REED Capital Trust I are included in this prospectus. The Company and WADDELL & REED Capital Trust I do not consider that such financial statements would be material to holders of the trust preferred securities because WADDELL & REED Capital Trust I is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities (as defined below under the heading "WADDELL & REED Capital Trust I") of the Company and issuing the trust securities.

       Furthermore, taken together, the Company's obligations under each series of Corresponding Junior Subordinated Debt Securities, the Junior Indenture under which the Corresponding Junior Subordinated Debt Securities will be issued, the related Declaration and the related Preferred Securities Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related preferred securities of WADDELL & REED Capital Trust. For a more detailed discussion see "WADDELL & REED Capital Trust I," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debt Securities," "Description of the Preferred Securities Guarantees" and "Effect of Obligations under the Junior Subordinated Debt Securities and Preferred Securities Guarantee." In addition, the Company does not expect that WADDELL & REED Capital Trust I will be filing reports with the SEC under the Securities Exchange Act of 1934.

       The Company is not making an offer of its securities in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of a later date than the date of this prospectus or any prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

       This prospectus, including information included or incorporated by reference in this prospectus, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its predecessors, including without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

      - changes in the interest rate environment may reduce margins;

      - general economic or business conditions, either nationally or in the states in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

      - legislative or regulatory changes may adversely affect the business in which the Company is engaged;

      - technological changes may be more difficult or expensive than anticipated;

      - changes may occur in the securities and capital markets;

      - the impact of changes in financial services laws and regulations;

      - unanticipated regulatory or judicial proceedings;

      - the impact of the Company's completed acquisitions; and

      - possible adverse effect on the value of our Class A Common Stock due to the different voting rights of our Class A Common Stock and our Class B Common Stock.

       If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, then the Company's actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

       The Registrants caution that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on us and any such forward-looking statement. The Registrants do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Registrants.

                                  THE COMPANY

       Waddell & Reed Financial, Inc. (the "Company"), a Delaware holding company founded in 1981, is the parent company of one of the oldest mutual fund complexes in the United States, having introduced the United family of funds in 1940. Through its subsidiaries, the Company sells its investment products primarily to middle income Americans through a virtually exclusive sales force. As of June 30, 2000, the Company, through its subsidiaries, had $39.8 billion of assets under management, of which $33.8 billion were mutual fund assets and $6.0 billion were managed institutional and private accounts. The Company, through its subsidiaries, has over 633,700 mutual fund customers having an average investment of $65,800 and 63,000 variable account customers having an average investment of $60,500. The Company, through its subsidiaries, is the exclusive underwriter and distributor of 41 mutual fund portfolios, including 19 comprising the Waddell & Reed Advisors Funds (the "Advisors Funds"), 11 comprising the W & R Funds (the "W&R Funds"), and 11 comprising the Target/United Funds (the "Target/United Funds", and together with the Advisors Funds and the W&R Funds, the "Funds"). The Company and its subsidiaries derive their revenues primarily from investment management, investment product distribution, and shareholder services administration provided to the Funds and managed institutional accounts. As part of its financial planning services, the Company, through its subsidiaries, also distributes variable annuities and life insurance products, underwritten primarily by an unaffiliated third party, to its customers.

       The Company is a legal entity separate and distinct from its subsidiaries (collectively, the "affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate, except to the extent that claims of the Company in its capacity as a creditor may be recognized. Accordingly, the Senior Debt Securities and Junior Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Senior Debt Securities and Junior Subordinated Debt Securities should look only to the assets of the Company for payments on the Senior Debt Securities and Junior Subordinated Debt Securities.

       The Company's executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202, and the telephone number is (913) 236-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The ratios of earnings to fixed charges for the Company, which are computed on the basis of the total enterprise (as defined by the SEC) by dividing earnings before fixed charges and income taxes by fixed charges, are set forth below for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings.

                                            SIX MONTHS
                                          ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                        -------------------   ----------------------------------------------------
                                          2000       1999       1999       1998       1997       1996       1995
                                        --------   --------   --------   --------   --------   --------   --------
Earnings to Fixed Charges.............   17.8x      37.0x      21.2x      202.9x     N/A (1)    N/A (1)    N/A (1)

       The schedule above excludes the impact of interest relating to notes with Torchmark Corporation existing prior to the initial public offering in the first quarter of 1998. Concurrent with the offering, all notes were prepaid.

------------------------

      (1) During these periods, the Company had no long- or short-term borrowings outstanding.

                                USE OF PROCEEDS

       The Company intends to use the net proceeds from the sale of the securities described in a prospectus supplement, for general corporate purposes. These corporate purposes may include the funding of investments in, or extensions of credit to, the Company's subsidiaries. Except as described in the applicable prospectus supplement, specific allocations of the proceeds to such purposes have not been made. Pending the uses described above, the Company may temporarily invest the net proceeds in various short-term securities or apply the net proceeds to reduce short-term indebtedness. Based upon the historic and anticipated future growth of the Company and the financial needs of its subsidiaries, the Company anticipates that it will, on an ongoing basis, engage in additional financings in character and amount to be determined.

                         WADDELL & REED CAPITAL TRUST I

       WADDELL & REED Capital Trust I is a statutory business trust created under Delaware law pursuant to:

      - a declaration of trust executed by the Company, as sponsor (the "Sponsor") of WADDELL & REED Capital Trust I, and

      - a certificate of trust filed with the Delaware Secretary of State.

       The declaration of trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part.

       The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

       WADDELL & REED Capital Trust I may offer to the public, from time to time, trust preferred securities (the "Trust Preferred Securities") representing preferred beneficial interests in WADDELL & REED Capital Trust I.

       WADDELL & REED Capital Trust I exists for the exclusive purposes of:

      - issuing and selling its Trust Securities (as defined below),

      - using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities (as defined below) issued by the Company, and

      - engaging in only those other activities necessary or incidental to the above activities (such as registering the transfer of the Trust Securities).

       WADDELL & REED Capital Trust I will sell common securities representing undivided beneficial ownership interests in WADDELL & REED Capital Trust I to the Company (the "Common Securities") and Trust Preferred Securities representing undivided beneficial ownership interests in such trust to the public. The Common Securities and the Trust Preferred Securities together are also referred to as the "Trust Securities."

       When WADDELL & REED Capital Trust I sells its Trust Preferred Securities to the public it will use the money it receives together with the money it receives from the sale of its Common Securities to buy a series of the Company's Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities"). The payment terms of the Corresponding Junior Subordinated Debt Securities will be virtually the same as the terms of the WADDELL & REED Capital Trust I's Trust Preferred Securities (the "Related Trust Preferred Securities").

       WADDELL & REED Capital Trust I will own only the applicable series of Corresponding Junior Subordinated Debt Securities. The only source of funds for WADDELL & REED Capital Trust I will be the payments it receives from the Company on the Corresponding Junior Subordinated Debt Securities. WADDELL & REED Capital Trust I will use such funds to make cash payments to holders of the Trust Preferred Securities.

       WADDELL & REED Capital Trust I will also have the right to be reimbursed by the Company for certain expenses.

       All of the Common Securities of WADDELL & REED Capital Trust I will be owned by the Company. The Common Securities of WADDELL & REED Capital Trust will rank equally, and payments will be made on such securities PRO RATA, with the Trust Preferred Securities of WADDELL & REED Capital Trust I, except that upon the occurrence and continuance of an event of default under a Declaration resulting from an event of default under the Junior Indenture, the rights of the Company, as holder of the Common Securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Trust Preferred Securities of WADDELL & REED Capital Trust I. See "Description of the Trust Preferred Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of WADDELL & REED Capital Trust I.

       The prospectus supplement relating to any Trust Preferred Securities will contain the details of the cash distributions to be made periodically to the holders of the Trust Preferred Securities.

       Under certain circumstances, the Company may redeem the Corresponding Junior Subordinated Debt Securities which it sold to WADDELL & REED Capital Trust I. If it does this, WADDELL & REED Capital Trust I will redeem a like amount of the Trust Preferred Securities which it sold to the public and the Common Securities which it sold to the Company.

       Under certain circumstances the Company may terminate WADDELL & REED Capital Trust I and cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of the Related Trust Preferred Securities. If this happens, owners of the Related Trust Preferred Securities will no longer have any interest in such WADDELL & REED Capital Trust I and will only own the Corresponding Junior Subordinated Debt Securities.

       Unless otherwise specified in the applicable prospectus supplement:

      - WADDELL & REED Capital Trust I will have a term of approximately 55 years from the date it issues its Trust Securities, but may terminate earlier as provided in the Declaration.

      - WADDELL & REED Capital Trust I's business and affairs will be conducted by its trustees (collectively, the "WADDELL & REED Capital Trust I Trustees").

      - The trustees will be appointed by the Company as holder of the WADDELL & REED Capital Trust I's Common Securities.

      - The duties and obligations of the trustees are governed by the Declaration for WADDELL & REED Capital Trust I.

      - The trustees will be Chase Manhattan Trust Company National Association, as the institutional Trustee (the "Institutional Trustee"), The Chase Manhattan Bank U.S.A., N.A., as the Delaware Trustee (the "Delaware Trustee"), and one or more individual trustees (the "Regular Trustees") who are employees or officers of or affiliated with the Company. Chase Manhattan Trust Company National Association, as Institutional Trustee, will act as sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act. Chase Manhattan Trust Company National Association will also act as trustee under the Guarantees and the Junior Indenture. See "Description of the Preferred Securities Guarantees", "Description of Senior Debt Securities" and "Description of Junior Subordinated Debt Securities."

      - The Company will pay all fees and expenses related to each WADDELL & REED Capital Trust I and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each WADDELL & REED Capital Trust I.

      - No amendment or modification may be made to the Declaration which would adversely affect the rights or preferences of the Trust Securities without the approval of the majority in liquidation amount of the Trust Securities (which may be only the Trust Preferred Securities or Common Securities of such trust if only that class is affected).

       The principal executive office of WADDELL & REED Capital Trust I is 6300 Lamar Avenue, Overland Park, Kansas 66202, and its telephone number is (913) 236-2000.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

GENERAL

       The following description applies to the senior debt securities offered by this prospectus (the "Senior Debt Securities"). The Senior Debt Securities will be direct, unsecured obligations of the Company and will rank on a parity with all outstanding unsecured senior indebtedness of the Company. The Senior Debt Securities may be issued in one or more series. The Senior Debt Securities will be issued under a Senior Indenture (the "Senior Indenture") by and between the Company and the trustee specified in the applicable prospectus supplement (the "Trustee").

       The statements under this caption are brief summaries of certain provisions contained in the Senior Indenture, do not claim to be complete and are qualified in their entirety by reference to the Senior Indenture, a copy of which is exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the Senior Indenture.

       The following material describes certain general terms and provisions of the Senior Debt Securities to which any prospectus supplement may relate. The particular terms of any Senior Security and the extent, if any, to which these general provisions may apply to such Senior Debt Securities will be described in the prospectus supplement relating to the Senior Debt Securities.

       The Senior Indenture does not limit the aggregate principal amount of Senior Debt Securities which may be issued under it. Rather, the Senior Indenture provides that Senior Debt Securities of any series may be issued under it up to the aggregate principal amount which may be authorized from time to time by the Company. Senior Debt Securities may be denominated in any currency or currency unit designated by the Company. Neither the Senior Indenture nor the Senior Debt Securities will limit or otherwise restrict the amount of other debt which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

       Senior Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

       You must review the prospectus supplement for a description of the following terms, where applicable, of each series of Senior Debt Securities for which this prospectus is being delivered:

      - the title of the Senior Debt Securities;

      - the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the Senior Debt Securities;

      - the priority of payment of the Senior Debt Securities;

      - the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the Senior Debt Securities will be issued;

      - the date or dates on which the principal of the Senior Debt Securities will be payable;

      - the interest rate or rates, which may be fixed or variable, for the Senior Debt Securities, if any, or the method of determining the same;

      - the date or dates from which interest, if any, on the Senior Debt Securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

      - the extent to which any of the Senior Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Senior Security will be paid;

      - each office or agency where the Senior Debt Securities may be presented for registration of transfer or exchange;

      - the place or places where the principal of, premium, if any, and interest, if any, on the Senior Debt Securities will be payable;

      - the date or dates, if any, after which the Senior Debt Securities may be redeemed or purchased in whole or in part, (i) at the option of the Company or (ii) mandatorily pursuant to any sinking, purchase or similar fund or (iii) at the option of the holder, and the redemption or repayment price or prices;

      - the terms, if any, upon which the Senior Debt Securities may be convertible into or exchanged for securities or indebtedness of any kind of the Company or of any other issuer or obligor and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

      - the authorized denomination or denominations for the Senior Debt Securities;

      - the currency, currencies or units based on or related to currencies for which the Senior Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest, if any, on the Senior Debt Securities may be payable;

      - any index used to determine the amount of payments of principal of, premium, if any, and interest, if any, on the Senior Debt Securities;

      - whether any of the Senior Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of the Bearer Securities and any provisions regarding the transfer or exchange of the Bearer Securities, including exchange for registered Senior Debt Securities of the same series;

      - the payment of any additional amounts with respect to the Senior Debt Securities;

      - whether any of the Senior Debt Securities will be issued as Original Issue Discount Securities (as defined below);

      - information with respect to book-entry procedures, if any;

      - any additional covenants or Events of Default not currently included in the Senior Indenture; and

      - any other terms of the Senior Debt Securities not inconsistent with the provisions of the Senior Indenture.

       If any of the Senior Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest, if any, on any series of Senior Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of Senior Debt Securities and those currencies or currency units will be described in the applicable prospectus supplement.

       A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars.

New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

       Senior Debt Securities may be issued as original issue discount Senior Debt Securities which bear no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Senior Debt Securities. There may be no periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of the Original Issue Discount Security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the Senior Indenture, but will be an amount less than the amount payable at the maturity of the principal of the Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

       Unless otherwise indicated in the applicable prospectus supplement, Senior Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations relating to the Bearer Securities will be described in the applicable prospectus supplement.

       Senior Debt Securities issued as Registered Securities will not have interest coupons. Senior Debt Securities issued as Bearer Securities will have interest coupons attached, unless issued as zero coupon securities.

       Registered Securities (other than a Global Security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other Senior Debt Securities of the same series at the office of the security registrar specified in the Senior Indenture. The Company has agreed in the Senior Indenture that, with respect to Registered Securities having The City of New York as a place of payment, the Company will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but the Company may require payment of any taxes or other governmental charges. Provisions relating to the exchange of Bearer Securities for other Senior Debt Securities of the same series, including, if applicable, Registered Securities, will be described in the applicable prospectus supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

BOOK-ENTRY SENIOR DEBT SECURITIES

       Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. Each Global Security will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a Global Security may not be transferred except as a whole by the Depositary for the Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of the successor.

       The specific terms of the depositary arrangement for a series of Senior Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

       Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on Registered Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time. In addition, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the person entitled to the payment at the address in the applicable security register or (ii) by wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Senior Security is registered at the close of business on the regular record date for such payment.

       Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the holder with a bank located outside the United States. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon for such interest payment date. Payment on any Bearer Security will not be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

       The Senior Indenture provides that the Company may, without the consent of the holders of any of the Senior Debt Securities outstanding under the Senior Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person, provided that:

      - any successor assumes the Company's obligations on the Senior Debt Securities and under the Senior Indenture, and

      - after giving effect to the consolidation, merger or transfer, no Event of Default (as defined in the Senior Indenture) will have happened and be continuing.

Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default which would entitle holders of the Senior Debt Securities, or the Trustee acting on their behalf, to take any of the actions described below under "Description of Senior Debt Securities--Events of Default, Waivers, Etc."

LEVERAGED AND OTHER TRANSACTIONS

       The Senior Indenture and the Senior Debt Securities do not contain provisions which would protect holders of the Senior Debt Securities in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Senior Debt Securities.

MODIFICATION OF THE SENIOR INDENTURE; WAIVER OF COVENANTS

       The Senior Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of each affected series, modifications and alterations of the Senior Indenture may be made which affect the rights of the holders of the Senior Debt Securities. However, no such modification or alteration may be made without the consent of the holder of each Senior Security affected which would, among other things,

      - modify the terms of payment of principal, premium, if any, or interest on the Senior Debt Securities; or

      - reduce the percentage in principal amount of outstanding Senior Debt Securities required to modify or alter the Senior Indenture.

EVENTS OF DEFAULT, WAIVERS, ETC.

       An Event of Default with respect to Senior Debt Securities of any series is defined in the Senior Indenture as

      - default in the payment of principal of or premium, if any, on any of the outstanding Senior Debt Securities of that series when due;

      - default in the payment of interest on any of the outstanding Senior Debt Securities of that series when due and continuance of such default for 30 days;

      - default in the performance of any other covenant of the Company in the Senior Indenture with respect to Senior Debt Securities of such series and continuance of such default for 90 days after written notice;

      - certain events of bankruptcy, insolvency or reorganization of the Company; and

      - any other event that may be specified in a prospectus supplement with respect to any series of Senior Debt Securities.

       If an Event of Default with respect to any series of outstanding Senior Debt Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Debt Securities of such series may declare the principal amount (or if such Senior Debt Securities are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of that series) of all Senior Debt Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series may waive an Event of Default resulting in acceleration of such Senior Debt Securities, but only if all Events of Default with respect to Senior Debt Securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

       If an Event of Default occurs and is continuing, the Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture will, proceed to protect the rights of the holders of all the Senior Debt Securities of such series. Prior to acceleration of maturity of the outstanding Senior Debt Securities of any series, the holders of a majority in aggregate principal amount of the Senior Debt Securities may waive any past default under the Senior Indenture except a default in the payment of principal of, premium, if any, or interest on the Senior Debt Securities of that series.

       The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (1) or (2) of the first paragraph in this subsection, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holder of any such Senior Security, the whole amount then due and payable on the affected Senior Debt Securities for principal, premium, if any, and interest. The Senior Indenture further provides that if the Company fails to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection of such amounts.

       The Senior Indenture also provides that notwithstanding any of its other provisions, the holder of any Senior Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on the Senior Debt Securities when due and that such right will not be impaired without the consent of such holder.

       The Company is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Debt Securities.

GOVERNING LAW

       The Senior Indenture and the Senior Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

       Information concerning the Trustee for a series of Senior Debt Securities will be set forth in the prospectus supplement relating to such series of Senior Debt Securities.

       The Company and its affiliates have normal banking relationships with the Trustee in the ordinary course of business.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

       Junior subordinated debt securities (the "Junior Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "Junior Indenture"), between the Company and the trustee specified in the applicable prospectus supplement (the "Trustee"). The terms of the Junior Subordinated Debt Securities will include those stated in the Junior Indenture and those made part of the Junior Indenture by reference to the Trust Indenture Act. The following summary of certain provisions contained in the Junior Indenture is not complete and is subject to the provisions of, and is qualified in its entirety by, the Junior Indenture, which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Junior Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

       The Junior Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Junior Indenture does not limit the aggregate principal amount of Junior Subordinated Debt Securities which may be issued under it. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Junior Indenture or a resolution of the Company's Board of Directors or a committee appointed by the Board.

       In the event Junior Subordinated Debt Securities are issued to WADDELL & REED Capital Trust I or a trustee of such trust in connection with the issuance of Trust Securities by WADDELL & REED Capital Trust I, such Corresponding Junior Subordinated Debt Securities subsequently may be distributed PRO RATA to the holders of the Trust Securities in connection with the dissolution of WADDELL & REED Capital Trust I, as described in the prospectus supplement relating to the Trust Securities. Only one series of Corresponding Junior Subordinated Debt Securities will be issued to WADDELL & REED Capital Trust I or a trustee of such trust in connection with the issuance of Trust Securities by WADDELL & REED Capital Trust I.

       You must review the prospectus supplement relating to the particular Junior Subordinated Debt Securities for the following terms:

      - the specific designation of the Junior Subordinated Debt Securities;

      - the aggregate principal amount of the Junior Subordinated Debt
        Securities;

      - the percentage of their principal amount at which the Junior Subordinated Debt Securities will be issued;

      - the date or dates on which the principal of and premium, if any, on the Junior Subordinated Debt Securities will be payable and the right, if any, to extend such date or dates;

      - the interest rate or rates, which may be fixed or variable, if any, of the Junior Subordinated Debt Securities, or the method of determination of such rate or rates;

      - the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on such interest payment dates;

      - the right, if any, to extend the interest payment periods and the duration of an extension;

      - the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the Junior Subordinated Debt Securities may be redeemed, in whole or in part;

      - the right and/or obligation, if any, of the Company to redeem or purchase the Junior Subordinated Debt Securities pursuant to any sinking fund or similar provisions or at the option of the holder of the security and the period or periods for which, the price or prices at which, and the terms and conditions upon which, the Junior Subordinated Debt Securities will be redeemed or repurchased, in whole or in part, pursuant to such right and/or obligation;

      - the terms and conditions, if any, upon which the Junior Subordinated Debt Securities may be converted into shares of the common stock of the Company, including the conversion price and the circumstances, if any, under which such conversion right will expire;

      - the terms of subordination;

      - the form of the Junior Subordinated Debt Securities; and

      - any other specific terms of the Junior Subordinated Debt Securities.

       If a prospectus supplement specifies that a series of Junior Subordinated Debt Securities is denominated in a currency or currency unit other than United States dollars, the prospectus supplement will also specify the denomination in which the Junior Subordinated Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on the Junior Subordinated Debt Securities will be payable.

       The Junior Indenture does not contain provisions that protect holders of the Junior Subordinated Debt Securities in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

       Unless otherwise specified in the applicable prospectus supplement, the Junior Subordinated Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the Junior Subordinated Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection with such transfer or exchange.

       Unless otherwise provided in the applicable prospectus supplement, principal and premium, if any, or interest, if any, will be payable and the Junior Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest, if any, may be made at the option of the Company (i) by check mailed to the address of the person entitled to such payment as it appears in the security register or (ii) by wire transfer to an account maintained by the person entitled to such payment as specified in the applicable security register.

BOOK-ENTRY JUNIOR SUBORDINATED DEBT SECURITIES

       The Junior Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary, or its nominee, which will be identified in the prospectus supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Junior Subordinated Debt Securities of the series to be represented by such Global Security or Securities. Until it is exchanged in whole or in part for Junior Subordinated Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for the Global Security to a nominee for the Depositary and except in the circumstances described in the applicable prospectus supplement.

       The specific terms of the depositary arrangement for any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security and a description of the Depositary will be provided in the applicable prospectus supplement.

SUBORDINATION

       The Junior Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement.

CERTAIN COVENANTS OF THE COMPANY

       In the event Corresponding Junior Subordinated Debt Securities are issued to WADDELL & REED Capital Trust I or its trustee in connection with the issuance of Trust Securities of WADDELL & REED Capital Trust I, for so long as the Trust Securities remain outstanding, the Company will covenant:

      - to maintain directly or indirectly 100% ownership of the Common Securities of WADDELL & REED Capital Trust I, provided that certain successors which are permitted under the Junior Indenture may succeed to the Company's ownership of the Common Securities;

      - as holder of the Common Securities, not to voluntarily terminate, wind-up or liquidate WADDELL & REED Capital Trust I, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Trust Securities in liquidation of WADDELL & REED Capital Trust I or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Declaration of WADDELL & REED Capital Trust I; and

      - to use its reasonable efforts, consistent with the terms and provisions of the Declaration of WADDELL & REED Capital Trust I, to cause
        WADDELL & REED Capital Trust I to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

LIMITATION ON MERGERS AND SALES OF ASSETS

       The Company will not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any person unless:

      - the successor entity expressly assumes the obligations of the Company under the Junior Indenture, and

      - after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, will have occurred and be continuing under the Junior Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

       The Junior Indenture provides that any one or more of the following events which has occurred and is continuing constitutes an "Event of Default" with respect to each series of Junior Subordinated Debt Securities:

      - default for 30 days in payment of any interest on the Junior Subordinated Debt Securities of that series, when due; provided, however, that a valid extension of the interest payment period by the Company will not constitute a default in the payment of interest for this purpose; or

      - default in payment of principal and premium, if any, on the Junior Subordinated Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Junior Subordinated Debt Securities will not constitute a default for this purpose; or

      - default by the Company in the performance, or breach, in any material respect of any other of the covenants or agreements in the Junior Indenture which will not have been remedied for a period of 90 days after notice; or

      - certain events of bankruptcy, insolvency or reorganization of the Company; or

      - any other Event of Default provided with respect to a particular series of Junior Subordinated Debt Securities as described in the related prospectus supplement.

       The Junior Indenture provides that the Trustee may withhold notice to the holders of a series of Junior Subordinated Debt Securities, except in payment of principal or of interest or premium on the Junior Subordinated Debt Securities, if the Trustee considers it in the interest of such holders to do so.

       The Junior Indenture provides that if an Event of Default with respect to any series of Junior Subordinated Debt Securities has occurred and is continuing, either the Trustee or the holders of 25 percent in principal amount of the outstanding Junior Subordinated Debt Securities of such affected series may declare the principal of all Junior Subordinated Debt Securities of the series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived, except defaults in payment of principal of or interest or premium, if any, on the Junior Subordinated Debt Securities, by the holders of a majority in principal amount of the outstanding Junior Subordinated Debt Securities of the series.

       The holders of a majority in principal amount of the outstanding Junior Subordinated Debt Securities of any affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Junior Indenture with respect to the series, provided that the holders of the Junior Subordinated Debt Securities will have offered to the Trustee reasonable indemnity against expenses and liabilities.

       The Junior Indenture also provides that notwithstanding any of its other provisions, the holder of any Junior Subordinated Debt Security of any series, will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on the Junior Subordinated Debt Security on the stated maturity or upon repayment or redemption of such Junior Subordinated Debt Security and that this right will not be impaired without the consent of such holder.

       The Junior Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of certain defaults under the Junior Indenture.

MODIFICATION OF THE JUNIOR INDENTURE

       The Junior Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debt Securities of all series affected by the modification at the time outstanding, to modify the Junior Indenture or the rights of the holders of the Junior Subordinated Debt Securities. However, no such modification will:

      - modify the terms of payment of principal, premium, if any, or interest on any Junior Subordinated Senior Debt Securities, or impair or affect the right of any holder of Junior Subordinated Debt Securities to institute suit for the payment of the security or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Junior Subordinated Debt Security so affected, or

      - reduce the percentage of holders of Junior Subordinated Debt Securities whose consent is required for any such modification, unless the consent of the holders of each Junior Subordinated Debt Security affected is obtained.

       If Junior Subordinated Debt Securities of a series are held by WADDELL & REED Capital Trust I or a trustee of such trust, a supplemental indenture requiring such consent will not be effective until the holders of a majority in liquidation amount of the Trust Securities of WADDELL & REED Capital Trust I consent to such supplemental indenture. If the consent of the holders of each outstanding Junior Subordinated Debt Security of a series is required, such supplemental indenture will not be effective until each holder of the Trust Securities of WADDELL & REED Capital Trust I consents to such supplemental indenture.

       As a result of these pass through voting rights with respect to modifications to the Junior Indenture, no modification to such indenture will be effective until the holders of a majority in liquidation amount of the Trust Securities consent to such modification and no modification described in clauses
(1) and (2) above will be effective without the consent of each holder of Trust Preferred Securities and each holder of Common Securities of WADDELL & REED Capital Trust I.

SATISFACTION AND DISCHARGE

       The Junior Indenture provides, among other things, that when all Junior Subordinated Debt Securities not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year, the Company may deposit or cause to be deposited with the Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Trustee for cancellation, for the principal, premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be. Upon such deposit, the Junior Indenture will cease to be of further effect except as to the Company's obligations to pay all other sums due pursuant to the Junior Indenture and to provide the officers' certificates and opinions of counsel required under the Junior Indenture, and the Company will be deemed to have satisfied and discharged the Junior Indenture.

GOVERNING LAW

       The Junior Indenture and the Junior Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

       Information concerning the Trustee for a series of Junior Subordinated Debt Securities will be set forth in the prospectus supplement relating to such series of Junior Subordinated Debt Securities.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

       We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

DEBT WARRANTS

       We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "Debt Warrant."

EQUITY WARRANTS

       We may also issue warrants to purchase, including warrant spreads, on terms to be determined at the time of sale, shares of our Class A Common Stock.

GENERAL TERMS OF WARRANTS

       The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

      - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

      - the currency with which the warrants may be purchased;

      - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

      - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

      - any applicable material United States federal income tax consequences;

      - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

      - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

      - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

      - information with respect to book-entry procedures, if any;

      - the terms of the securities issuable upon exercise of the warrants;

      - the antidilution provisions of the warrants, if any;

      - any redemption or call provisions;

      - the exercise price and procedures for exercise of the warrants;

      - the terms of any warrant spread and the market price of the Company's common stock which will trigger the Company's obligation to issue shares of its common stock in settlement of a warrant spread;

      - whether the warrants are to be sold separately or with other securities as part of units; and

      - any other terms of the warrants.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

       We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

MODIFICATIONS WITHOUT CONSENT OF WARRANTHOLDERS

       We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

      - cure any ambiguity;

      - cure, correct or supplement any defective or inconsistent provision; or

      - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

ENFORCEABILITY OF RIGHTS OF WARRANTHOLDERS

       The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

REGISTRATION AND TRANSFER OF WARRANTS

       Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

NEW YORK LAW TO GOVERN

       The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

       The authorized capital stock of the Company consists of 150,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 5,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this Prospectus. The following summary description of the capital stock of the Company is qualified by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

VOTING RIGHTS

       The holders of Class A Common Stock and Class B Common Stock have identical rights except that:

      - holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders, and

      - holders of Class A Common Stock are not eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock or vice versa.

       Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of stock will be deemed not to affect adversely the powers, preferences, or special rights of the Class A Common Stock or Class B Common Stock.

DIVIDENDS

       Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

      - shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock, and

      - shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

OTHER RIGHTS

       On liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid, and nonassessable.

PREFERRED STOCK

       As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations, and restrictions, including, without limitation,

      - the designation of the series;

      - the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

      - whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

      - the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

      - the redemption rights and price or prices, if any, for shares of the series;

      - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

      - the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company;

      - whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and

      - the voting rights, if any, of the holders of shares of such series.

       The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The New York Stock Exchange, Inc. (the "NYSE") currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

       Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS PLAN

       On April 28, 1999, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Class A Common Stock, $.01 par value, and Class B Common Stock, $.01 par value, of the Company (collectively, the "Common Stock"). The distribution was payable to the stockholders of record at the close of business on May 12, 1999. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a series of the Company's preferred stock designated as Series A Junior Participating Preferred Stock ("Preferred Stock") at a price of $85.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

       Initially, the Rights were attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates were distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the Voting Power as represented by the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders, or (ii) 10 business days (or such later date as the Board shall determine prior to any person becoming an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Voting Power is defined as the total number of votes entitled to be cast in the general election of the directors of the Company. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

       The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on April 28, 2009 (the "Expiration Date"), unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

       As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

       In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms (a "Qualified Offer"), each holder of a

Right will thereafter have the right to receive, upon exercise, Class A Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

       For example, at an exercise price of $85.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $170.00 worth of Class A Common Stock (or other consideration, as noted above) for $85.00. Assuming that the Class A Common Stock had a per share value of $17.00 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Class A Common Stock for $85.00.

       In the event that, on or at any time after a Stock Acquisition Date, the Company (i) engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than with an entity which acquired the shares pursuant to a Qualified Offer), (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and any shares of the Company's Common Stock are changed into or exchanged for other securities or assets or (iii) 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) are sold or transferred so that each holder of a Right (except as noted below) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring Company which at the time of such transaction would have a market value (determined as provided in the Rights Agreement) of two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

       At any time until the tenth business day after a Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, (payable in cash, Class A Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

       At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the Voting Power as represented by the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, for Class A Common Stock at an exchange ratio of one share of Class A Common Stock, or one one-hundredth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

       Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Class A Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

       Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

BUSINESS COMBINATION STATUTE

       As a corporation organized under the laws of the State of Delaware, the Company will be subject to Section203 of the Delaware General Corporation Law ( the "DGCL"), which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." The restrictions do not apply if

      - prior to an interested stockholder becoming such, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      - upon consummation of the transaction that resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company); or

      - at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

       Under certain circumstances, Section203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section203. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under Section203 of the DGCL. It is anticipated that the provisions of Section203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

       Certain of the provisions of the Certificate of Incorporation and Bylaws discussed below may have the effect, either alone or in combination with the provisions of Section203 discussed above, of making more difficult or discouraging a tender offer, proxy contest, or other takeover attempt that is opposed by the Board of Directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include

      - the classification of the Company's Board of Directors;

      - restrictions on the rights of stockholders to remove or elect directors; and

      - prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting.

CLASSIFIED BOARD; NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

       The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors--except for directors who may be elected by the holders of Preferred Stock--will be divided into three classes of directors, initially with four directors in two of the classes and two directors in the third class. One class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

       The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than 15 nor less than seven directors. The Certificate of Incorporation also provides that, subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Certificate of Incorporation, the Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

       The Certificate of Incorporation and Bylaws of the Company provide that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

       The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

       The Certificate of Incorporation and Bylaws provide that, and subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

       The provisions of the Certificate of Incorporation and Bylaws of the Company prohibiting stockholder action by written consent and permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

LIABILITY OF DIRECTORS; INDEMNIFICATION

       The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability

      - for any breach of the director's duty of loyalty to the Company or its stockholders;

      - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

      - for paying a dividend or approving a stock repurchase in violation of Section174 of the DGCL; or

      - for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision will not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

       The Certificate of Incorporation provides that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, or other enterprise. The Certificate of Incorporation provides that this indemnification will be from and against expenses, judgments, fines, and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

LISTING

       The Class A Common Stock is listed on the NYSE under the trading symbol "WDR." The Class B Common Stock is listed on the NYSE under the trading symbol "WDR.B."

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is EquiServe.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

       WADDELL & REED Capital Trust I may issue only one series of Trust Preferred Securities and such series will have the terms described in the applicable prospectus supplement. The Declaration of WADDELL & REED Capital Trust I authorizes the Regular Trustees of WADDELL & REED Capital Trust I to issue on behalf of WADDELL & REED Capital Trust I one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Corresponding Junior Subordinated Debt Securities held by WADDELL & REED Capital Trust I and described in the applicable prospectus supplement.

       You must review the prospectus supplement relating to the Trust Preferred Securities of WADDELL & REED Capital Trust I for specific terms, including:

      - the distinctive designation of the Trust Preferred Securities;

      - the number and the initial public offering price of Trust Preferred Securities issued by WADDELL & REED Capital Trust I;

      - the annual distribution rate (or method of determining such rate) for the Trust Preferred Securities, the date or dates upon which the distributions will be payable and the date or dates from which distributions will accrue;

      - whether distributions on the Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which the distributions on the Trust Preferred Securities will be cumulative;

      - the amount or amounts which will be paid out of the assets of WADDELL & REED Capital Trust I to the holders of Trust Preferred Securities of WADDELL & REED Capital Trust I upon voluntary or involuntary dissolution, winding-up or termination of WADDELL & REED Capital Trust I;

      - the obligation, if any, of WADDELL & REED Capital Trust I to purchase or redeem Trust Preferred Securities issued by WADDELL & REED Capital Trust I and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

      - the voting rights, if any, of the Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, as a condition to specified action or amendments to the Declaration of WADDELL & REED Capital Trust I;

      - the terms and conditions, if any, upon which the Corresponding Junior Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities;

      - the right and/or obligation, if any, of the Company to redeem or purchase the Trust Preferred Securities pursuant to any sinking fund or similar provisions or at the option of the holder of the Trust Preferred Securities and the period or periods for which, the price or prices at which, and the terms and conditions upon which, the Trust Preferred Securities will be redeemed or repurchased, in whole or in part, pursuant to such right and/or obligation;

      - the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into shares of the common stock of the Company, including the conversion price and the circumstances, if any, under which the conversion right will expire;

      - if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

      - any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by WADDELL & REED Capital Trust I not inconsistent with the Declaration of WADDELL & REED Capital Trust I or with applicable law.

       All Trust Preferred Securities will be guaranteed by the Company to the extent described below under "Description of the Preferred Securities Guarantees."

       Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the applicable prospectus supplement.

       In connection with the issuance of Trust Preferred Securities, WADDELL & REED Capital Trust I will issue one series of Common Securities. The Declaration of WADDELL & REED Capital Trust I authorizes the Regular Trustees of the trust to issue on behalf of WADDELL & REED Capital Trust I one series of Common Securities. The Common Securities will have the terms relating to distributions, redemption, voting, liquidation rights or such restrictions as are described in the Declaration. Except for voting rights, the terms of the Common Securities issued by WADDELL & REED Capital Trust I will be substantially identical to the terms of the Trust Preferred Securities issued by the trust. The Common Securities will rank on a parity, and payments will be made on the Common Securities PRO RATA, with the Trust Preferred Securities except that, upon an Event of Default under the Declaration, the rights of the holders of the Common Securities to payment for distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the WADDELL & REED Capital Trustees of WADDELL & REED Capital Trust I. All of the Common Securities of WADDELL & REED Capital Trust I will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

       If an Event of Default under the Declaration of WADDELL & REED Capital Trust I occurs and is continuing, then the holders of Trust Preferred Securities of WADDELL & REED Capital Trust I will rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Junior Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities of WADDELL & REED Capital Trust I will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debt Securities.

       If the Institutional Trustee fails to enforce its rights under the applicable series of Junior Subordinated Debt Securities, a holder of Trust Preferred Securities of WADDELL & REED Capital Trust I may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. However, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Trust Preferred Securities of WADDELL & REED Capital Trust I may directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the applicable series of Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date. In connection with a Direct Action, the Company will be subrogated to the rights of such holder of Trust Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to a holder of Trust Preferred Securities in a Direct Action. This means that the Company will be entitled to payment of amounts that a holder of Trust Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of the Direct Action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from WADDELL & REED Capital Trust I.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

       For information concerning the relationship between the Institutional Trustee and the Company, see "Description of Junior Subordinated Debt Securities--Regarding the Trustee" and "Description of Senior Debt Securities--Regarding the Trustee" in this prospectus.

INFORMATION CONCERNING THE DELAWARE TRUSTEE

       For information concerning the relationship between the Delaware Trustee, and the Company, see "Description of Senior Debt Securities--Regarding the Trustee" in this prospectus.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

       The guarantees with respect to the Trust Preferred Securities (the "Preferred Securities Guarantees") will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. An institutional trustee will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary of the terms and provisions of the Preferred Securities Guarantees in this section does not claim to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of WADDELL & REED Capital Trust I.

GENERAL

       Under each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the Trust Preferred Securities issued by WADDELL & REED Capital Trust I, the Guarantee Payments (as defined below), except to the extent paid by WADDELL & REED Capital Trust I, as and when due, regardless of any defense, right of set-off or counterclaim which WADDELL & REED Capital Trust I may have or claim to have.

       The following payments with respect to Trust Preferred Securities issued by WADDELL & REED Capital Trust I, to the extent not paid by WADDELL & REED Capital Trust I (the "Guarantee Payments"), will be subject to the applicable Preferred Securities Guarantee (without duplication):

      - any accrued and unpaid distributions which are required to be paid on the Trust Preferred Securities, to the extent WADDELL & REED Capital Trust I has funds available for such payments;

      - the redemption price, including all accrued and unpaid distributions to the date of payment (the "Redemption Price"), to the extent WADDELL & REED Capital Trust I has funds available for such payments with respect to any Trust Preferred Securities called for redemption by WADDELL & REED Capital Trust I; and

      - upon a voluntary or involuntary dissolution, winding-up or termination of WADDELL & REED Capital Trust I, other than in connection with the distribution of Corresponding Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities, the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment to the extent WADDELL & REED Capital Trust I has funds available for the payment and (b) the amount of assets of WADDELL & REED Capital Trust I remaining available for distribution to holders of the Trust Preferred Securities in liquidation of WADDELL & REED Capital Trust I.

       The redemption price and liquidation amount will be fixed at the time the Trust Preferred Securities are issued.

       The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing WADDELL & REED Capital Trust I to pay such amounts to the holders.

       Each Preferred Securities Guarantee will not apply to any payment of distributions except to the extent WADDELL & REED Capital Trust I has funds available for the payments. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by WADDELL & REED Capital Trust I, WADDELL & REED Capital Trust I will not pay distributions on the Trust Preferred Securities issued by WADDELL & REED Capital Trust I and will not have funds available for such a payment. See "Description of Junior Subordinated Debt Securities--Certain Covenants of the Company." The Preferred Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities, the Junior Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of WADDELL & REED Capital Trust I, other than with respect to the Trust Securities, will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

       The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of WADDELL & REED Capital Trust I with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an Event of Default under the Junior Indenture, holders of Trust Preferred Securities will have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

       Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by WADDELL & REED Capital Trust I. The manner of obtaining the approval of holders of the Trust Preferred Securities will be described in the applicable prospectus supplement. All guarantees and agreements contained in a Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will benefit the holders of the outstanding Trust Preferred Securities of WADDELL & REED Capital Trust I.

TERMINATION

       Each Preferred Securities Guarantee will terminate as to the Trust Preferred Securities issued by WADDELL & REED Capital Trust I:

      - upon full payment of the Redemption Price of all Trust Preferred Securities of WADDELL & REED Capital Trust I;

      - upon distribution of the Corresponding Junior Subordinated Debt Securities held by WADDELL & REED Capital Trust I to the holders of the Trust Preferred Securities of that WADDELL & REED Capital Trust I; or

      - upon full payment of the amounts payable under the Declaration of WADDELL & REED Capital Trust I upon liquidation of WADDELL & REED Capital Trust I.

       Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by WADDELL & REED Capital Trust I must restore payment of any sums paid under the Trust Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

       An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations under the guarantee.

       The holders of a majority in liquidation amount of the Trust Preferred Securities relating to a Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Trust Preferred Securities. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Trust Preferred Securities relating to the Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against WADDELL & REED Capital Trust I, the Preferred Guarantee Trustee or any other person or entity. However, if the Company has failed to make a Guarantee Payment, a holder of Trust Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for the payment. The Company waives any right or remedy to require that any action be brought first against WADDELL & REED Capital Trust I or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

       Unless otherwise provided in the applicable prospectus supplement, the Preferred Securities Guarantees with respect to the Trust Preferred Securities of WADDELL & REED Capital Trust I will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to certain other liabilities of the Company, as described in the prospectus supplement and
(ii) on a parity with any guarantee now or hereafter entered into by the Company in respect of WADDELL & REED Capital Trust I or any other similar financing vehicle sponsored by the Company.

       The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by WADDELL & REED Capital Trust I by acceptance of the Trust Preferred Securities agrees to the subordination provisions and other terms of the Preferred Securities Guarantee as described in the applicable prospectus supplement.

       The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection, meaning that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

       Prior to the occurrence of a default with respect to a Preferred Securities Guarantee, the Preferred Guarantee Trustee will undertake to perform only the duties that are specifically described in the Preferred Securities Guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee will be under no obligation to exercise any of the powers given it by a Preferred Securities Guarantee at the request of any holder of Trust Preferred Securities, unless the Preferred Guarantee Trustee is offered reasonable indemnity against the costs, expenses and liabilities which it might incur in exercising the powers.

       For information concerning the relationship between the Preferred Guarantee Trustee and the Company, see "Description of Junior Subordinated Debt Securities--Regarding Trustee" and "Description of Senior Debt
Securities--Regarding the Trustee" in this prospectus.

GOVERNING LAW

       The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

      EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES
                     AND THE PREFERRED SECURITIES GUARANTEE

       The sole purpose of WADDELL & REED Capital Trust I is to issue the Trust Securities evidencing undivided beneficial ownership interests in the assets of WADDELL & REED Capital Trust I, and to invest the proceeds from the issuance and sale in the Corresponding Junior Subordinated Debt Securities.

       As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, the payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

      - the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;

      - the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

      - the Company will pay, and WADDELL & REED Capital Trust I will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of WADDELL & REED Capital Trust I, other than with respect to the Trust Securities; and

      - the Declaration provides that WADDELL & REED Capital Trust I Trustees will not take or cause or permit WADDELL & REED Capital Trust I to, among other things, engage in any activity that is not consistent with the purposes of WADDELL & REED Capital Trust I.

       Payments of distributions, to the extent funds are available, and other payments due on the Trust Preferred Securities, to the extent funds are available, are guaranteed by the Company as and to the extent described under "Description of the Preferred Securities Guarantees". If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities purchased by WADDELL & REED Capital Trust I, it is expected that WADDELL & REED Capital Trust I will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until WADDELL & REED Capital Trust I has sufficient funds for the payment of such distributions.

       The Preferred Securities Guarantee covers the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Junior Subordinated Debt Securities held by WADDELL & REED Capital Trust I as its sole asset. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities and the Junior Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of WADDELL & REED Capital Trust I (other than with respect to the Trust Securities), provide a full and unconditional guarantee on a subordinated basis of amounts due on the Trust Preferred Securities.

       If the Company fails to make interest or other payments on the Junior Subordinated Debt Securities when due, taking account of any extension period, the Declaration provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. However, if an Event of Default under the Declaration has occurred and is continuing and such event is due to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute a Direct Action for payment on or after the respective due date.

       In connection with a Direct Action, the Company will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in a Direct Action. The Company, under the Preferred Securities Guarantee, acknowledges that the Guarantee Trustee will enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities. If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Guarantee Trustee to enforce its rights under the guarantee. Any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against WADDELL & REED Capital Trust I, the Guarantee Trustee, or any other person or entity.

       The Company and WADDELL & REED Capital Trust I believe that the mechanisms and obligations described above, taken together, provide a full and unconditional guarantee by the Company on a subordinated basis of payments due on the Trust Preferred Securities. See "Description of the Preferred Securities Guarantees--General."

                              PLAN OF DISTRIBUTION

       The securities offered under this prospectus may be sold in a public offering to or through agents, underwriters or dealers designated from time to time or directly to purchasers. The Company and WADDELL & REED Capital Trust I may sell their securities as soon as practicable after effectiveness of the registration statement of which this prospectus forms a part. The names of any underwriters or dealers involved in the sale of the securities in respect of which this prospectus is delivered, the amount or number of securities to be purchased by any such underwriters and any applicable commissions or discounts will be described in the applicable prospectus supplement.

       Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters may be deemed to have received compensation from the Company and/or WADDELL & REED Capital Trust I in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

       Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

       Any underwriting compensation paid by the Company and/or WADDELL & REED Capital Trust I to underwriters in connection with the offering of securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be described in an accompanying prospectus supplement. Any such compensation will not exceed 8%. Underwriters and dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled under agreements with the Company and WADDELL & REED Capital Trust I, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

       In connection with the offering of the securities of the Company or WADDELL & REED Capital Trust I, the Company or WADDELL & REED Capital Trust I may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be described in the accompanying prospectus supplement. If the Company or WADDELL & REED Capital Trust I grants any over-allotment option, the terms of such over-allotment option will be described in the prospectus supplement for such securities.

       Underwriters and dealers may engage in transactions with, or perform services for, the Company and/or WADDELL & REED Capital Trust I and/or any of their affiliates in the ordinary course of business. Certain of the underwriters and their associates may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company, the Banks and other subsidiaries of the Company in the ordinary course of business.

       Securities will be new issues of securities and will have no established trading market. Any underwriters to whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange or the Nasdaq National Market. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

       One or more direct or indirect subsidiaries of the Company may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by law. The participation of any such subsidiary will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). The offer and sale of the securities will comply with Rule 2810 of the Rules of Conduct of the NASD. In addition, no NASD member participating in offers and sales of securities will execute a transaction in the securities in a discretionary account without the prior specific written approval of the member's customer.

       This prospectus and the related prospectus supplement may be used by direct or indirect subsidiaries of the Company in connection with offers and sales related to secondary market transactions. Such subsidiaries may act as principal or agent in such transactions. Such sales may be made at prices related to prevailing market prices at the time of sale.

                                 LEGAL MATTERS

       Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of WADDELL & REED Capital Trust I by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Company and WADDELL & REED Capital Trust I. Unless otherwise indicated in the applicable prospectus supplement, the validity of the Senior Debt Securities, the Junior Subordinated Debt Securities and the Preferred Securities Guarantee and certain matters relating thereto will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company. Unless otherwise indicated in the applicable prospectus supplement, certain United States federal income taxation matters will be passed upon for the Company and WADDELL & REED Capital Trust I by Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company and WADDELL & REED Capital Trust I.

                                    EXPERTS

       The consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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                                  $200,000,000

                         WADDELL & REED FINANCIAL, INC.

                       7 1/2% NOTES DUE JANUARY 18, 2006

                          ---------------------------
                    P R O S P E C T U S  S U P P L E M E N T
                      -----------------------------------

                              MERRILL LYNCH & CO.
                                   JP MORGAN
                           MORGAN STANLEY DEAN WITTER
                                 STEPHENS INC.

                                JANUARY 12, 2001

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